Exhibit 2.1

IN ACCORDANCE WITH ITEM 601(b) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION (THE “CONFIDENTIAL INFORMATION”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. THE CONFIDENTIAL INFORMATION IS DENOTED HEREIN BY [*****].

SALE AND PURCHASE AGREEMENT

dated

12 NOVEMBER 2020

by

SCANSOURCE EUROPE C.V.

Seller

and

SSE SERVICES HOLDINGS, LLC

Purchaser

Table of contents

1.	Interpretation	3

2.	Sale and Purchase of Shares	12

3.	Consideration	12

4.	Completion	13

5.	Post-Completion Obligations	15

6.	Restrictive Covenants	15

7.	Warranties	17

8.	Warranties of the Purchaser	18

9.	Limitations	19

10.	Insurance	19

11.	Termination	19

12.	Confidentiality and Announcements	19

13.	Further Assurances	21

14.	General Provisions	21

15.	Notices	26

16.	Language	28

17.	Power of Attorney in Respect of the Shares	28

18.	Governing Law and Submission to Arbitration	29

Schedule 2

Completion

Part 1

Obligations of the Seller at Completion

Part 2

Further obligations of the Seller at Completion

Part 3

Obligations of the Purchaser at Completion

Schedule 4

Post-Completion Obligations

Part 1

Obligations of the Seller post-Completion

Part 2

Obligations of the Purchaser post-Completion

Schedule 5

Warranties

Part 1

Interpretation

Part 2

i

Fundamental Warranties

Part 3

Business Warranties

Schedule 6

Limitations on the liability of the Seller under the Transaction Documents

ii

Agreement for the sale and purchase of the entire issued share capital of the Target Company and its Subsidiaries

This agreement is dated 12 November 2020

Between

SCANSOURCE EUROPE C.V. (the “Seller”), a limited partnership (commanditaire vennootschap) organized and existing under the laws of the Netherlands, having its seat in the Netherlands, with registered address at 6 Logue Court, Greenville, 29615 South Carolina, USA and registered with the Trade Register of the Chamber of Commerce under number 24472689, represented by its general partner (beherend vennoot) 4100 QUEST, LLC, a company organized and existing under the laws of South Carolina, United States of America, with address at 6 Logue Court, Greenville, 29615 South Carolina, USA and registered with the Secretary of State of South Carolina under number 57-1093675; and

SSE SERVICES HOLDINGS, LLC (the “Purchaser”), a limited liability company incorporated under the laws of the state of Delaware in the United States of America with registered state number 3972193, having its registered office at 251 Little Falls Drive, Wilmington, New Castle, Delaware 19808, USA.

Recitals

A.	The Target Company and its Subsidiaries carry on the Business.

B.	The Seller has agreed to sell and the Purchaser has agreed to purchase the Shares on the terms set out in this agreement.

It is agreed as follows:

1.	Interpretation

1.1	Defined terms

In this agreement, the following words and expressions shall have the following meanings:

“Action” means any action, litigation, arbitration, or tribunal proceeding (excluding, for the avoidance of doubt, Tax Authority proceedings);

“Affiliate” means:

(a)	with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with that person;

(b)

with respect to any individual, any spouse, lineal descendant by blood or adoption, or step-descendant of that individual, or any person acting the capacity of trustee of a trust of which that individual is a settlor or beneficiary; and

(c)

in addition, in the case of a limited partnership, any nominee or trustee of the limited partnership, the partners in that limited partnership or their nominees, any investment manager or investment adviser to the limited partnership, any parent undertaking or subsidiary undertaking of any partner in the limited partnership, any parent undertaking or subsidiary undertaking of any investment manager or investment adviser to the limited partnership and any other investment fund managed or advised by any such person or any investor in any fund that directly or indirectly holds interests in the limited partnership, and “Affiliates” shall be construed accordingly, but on the basis that in respect of the Seller “Affiliate” shall not be taken to include any Target Group Company;

“Applicable Law” means, with respect to any person, property, transaction or matter, any regulation (including EU regulation), statute, law (including common law), subordinate legislation, act, treaty, ordinance, decree, directive, rule, order, judgement or decision enacted, issued or promulgated by, or entered into with, any Competent Authority, and in each case having the force of law, relating or applicable to that person, property, transaction or matter;

“Audited Accounts” means, in respect of each of the Audited Entities, the audited balance sheet of the applicable Audited Entity as at the applicable Last Accounts Date and the audited profit and loss account and cash flow statement of the applicable Audited Entity in respect of the Financial Year ending on the applicable Last Accounts Date, together with any auditors’ reports on those accounts and the relevant directors’ reports and notes to those accounts for that year;

“Audited Entities” means the following Target Group Companies: (a) the Target Company, (b) ScanSource Europe SRL, (c) ScanSource Video Communications SARL; and (d) ScanSource UK Limited;

“Bank Debt” has the meaning given in Schedule 3;

“Belgian GAAP” means the generally accepted accounting principles in Belgium;

“Bundled Arrangement” has the meaning given in clause 6.2(b)(ii);

“Business” means the business of selling, re-selling or distributing physical devices and the selling of software and related services (including the provision of services related to the agency and wholesale cloud business of the Target Group) carried on by the Target Group in the Non-Compete Countries, which, for the avoidance of doubt, excludes the Excluded Business;

“Business Day” means a day (excluding Saturday and Sunday) on which banks generally are open in (a) the City of London, UK and (b) Greenville, South Carolina, USA for the transaction of normal banking business;

“Business Warranties” means the warranties given in clause 7.2 (Business Warranties of the Seller) and Part 3 of Schedule 5;

“Cash” has the meaning given in Schedule 3;

“Cloud Business” means the cloud business of the Seller Group including both agency and wholesale cloud business;

“Competent Authority” means any supra-national, national, state, municipal or local government (including any sub-division, court, administrative agency or commission or other authority of the same) or any governmental or quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (including any tribunal, securities exchange, competition or antitrust authority, or supervisory body);

“Completion” means completion of the sale and purchase of the Shares in accordance with clause 4 (Completion);

“Completion Accounts” has the meaning given in Schedule 3;

“Completion Date” means the date of this agreement;

“Completion Transaction Bonuses” has the meaning given in Schedule 4;

“Confidential Information” means all unpatented, secret (that is, not generally known or easily accessible), substantial (that is, significant and useful for production) and identified (that is, described in a sufficiently comprehensive manner so as to make it possible to verify that it fulfils the criteria of secrecy and substantiality) know-how, expertise, technical or other information developed or acquired by any person including all related ideas, concepts, methods, inventions, discoveries, data, formulae, processes, methods, techniques and specifications and customer details, prices and quantities and other information of a confidential nature (including all proprietary, industrial and commercial information and techniques in whatever form held, such as paper, electronically stored data, magnetic media film and microfilm or orally) which may include business plans, financial models and calculations, engineering reports and data, corporate strategies, intellectual property, technology, customers or potential customers, suppliers or potential suppliers, commercial arrangements or potential commercial arrangements facilities or potential facilities, management, labour relations, regulatory matters and permits, prospects and investment opportunities, marketing, operations, environmental, technical, economic, pricing, or financial knowledge, information, or data;

“Confidentiality Agreement” has the meaning given in clause 14.13(a);

“Control” means:

(a)	in the case of a company the ownership of or the ability to direct:

(i)	a majority of the issued shares entitled to vote for election of directors (or analogous persons);

(ii)	the appointment or removal of directors having a majority of the voting rights exercisable at meetings of the board of directors on all or substantially all matters;

(b)	in the case of any other person the ownership of or the ability to direct, a majority of the voting rights in that person; or

(c)

in the case of a company or any other person, the direct or indirect possession of the power to direct or cause the direction of its financial and operational management and policies (whether through the ownership of voting shares, by a management or advisory agreement, by contract, by agency or otherwise), and “Controlled” shall be construed accordingly;

“Data Room” means the contents of the virtual data room hosted by Merrill DatasiteOne under the name Initial Diligence and Thunder – Phase 2 Diligence in connection with the sale of the Shares as at 11:59pm on 6 November 2020;

“Deferred Transaction Bonuses Amount” means the portion of the Transaction Bonuses that is withheld for Belgium based employees, required by the Belgian government and known as “vacation pay”, payable no sooner than July 2021 to certain employees of ScanSource Europe SRL, in accordance with the terms applicable to the relevant Transaction Bonus;

“Determination Date” means five Business Days after the date on which the Financial Debt, Cash and Working Capital are agreed between the parties or otherwise determined in accordance with Schedule 3;

“Disclosed” means fairly disclosed in such a manner as allows a reasonable purchaser to make an informed assessment of the nature and scope of the matter disclosed;

“Disclosure Letter” means the letter of the same date as this agreement (including the contents of any schedule or appendix thereto) from the Seller to the Purchaser together with all documents annexed to it or referred to in it;

“Effective Time” has the meaning given in Schedule 3;

“Electronic Transfer” means the clearing houses automated payment system or any other method of electronic transfer for same-day value;

“Encumbrance” means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, bill of sale, title retention or any other arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any arrangement to create any of the same;

“Enterprise Value” means USD 30,000,000 (thirty million dollars);

“Estimated Financial Debt” means, together:

(a)	the Estimated Seller Group Debt; and

(b)	the Estimated Transaction Bonuses Amount;

“Estimated Seller Group Debt” means the Seller’s good faith estimate of Seller Group Debt, which amount shall be notified by the Seller to the Purchaser in USD on the Completion Date;

“Estimated Transaction Bonuses Amount” means the Seller’s good faith estimate of the Transaction Bonuses Amount as at the Effective Time, being USD 1,643,613.14;

“Excluded Business” means the business of the Seller Group, including the research, development, production, supply, marketing, sale, re-sale or distribution of software and/or services and the Cloud Business;

“Financial Debt” has the meaning given in Schedule 3;

“Financial Year” in relation to a company is determined as follows:

(a)

its first financial year begins with the first day of its first accounting reference period and ends with the last day of that period or any other date, not more than seven days before or after the end of that period, as the directors may determine; and

(b)

subsequent financial years begin with the day immediately following the end of the company’s previous financial year and end with the last day of its next accounting reference period or any other date, not more than seven days before or after the end of that period, as the directors may determine;

“French GAAP” means generally accepted accounting principles in France;

“Fundamental Warranties” means the warranties given in clause 7.1 (Fundamental Warranties of the Seller) and Part 2 of Schedule 5;

“German GAAP” means generally accepted accounting principles in Germany;

“Hardware Provider” means, in the context of a Bundled Arrangement, a seller, re-seller or distributor of physical devices;

“Insurance Policies” means each current insurance policy or indemnity policy in respect of which any Target Group Company has an interest (including any active historic policies that provide cover on a losses occurring basis);

“Key Warranties” means the Business Warranties at paragraphs 5.3, 5.4, 7.1, 14.14, 14.15 and 14.16 of Part 3 of Schedule 5;

“Last Accounts” means the Audited Accounts and the Unaudited Accounts;

“Last Accounts Date” means, in relation to the Audited Accounts or Unaudited Accounts, as the case may be, of the relevant Target Group Company, the date set out in column (3) of Schedule 10;

“Losses” includes, in respect of any matter, all Actions, damages, payments, fines, penalties, losses, costs (including reasonable and documented legal costs), expenses (including Tax), disbursements or other liabilities in any case of any nature whatsoever;

“Management Accounts” means the unaudited balance sheet of each Target Group Company as at 30 September 2020 and the unaudited profit and loss accounts of each Target Group Company for the periods from 1 July 2019 to 30 June 2020 inclusive and from 1 July 2020 to 30 September 2020 inclusive in the form provided in the Data Room;

“Non-Compete Countries” means the countries listed in Schedule 9 and “Non-Compete Country” means any of them;

“Notices” has the meaning given in clause 15.1(a) (Delivery of Notices);

“Permit” means any licence, permission, permit, authorisation, approval, waiver, exemption or consent;

“Press Release” means the press release in the agreed form (as to both content and the manner and timing of release);

“Properties” means the properties which are set out in Schedule 8;

“Purchase Price” means:

(a)	the Enterprise Value; plus

(b)	a sum equal to the Cash; minus

(c)	a sum equal to the Financial Debt; minus

(d)	the amount (if any) by which the Working Capital falls short of the Target Working Capital,

determined in accordance with the provisions of Schedule 3;

“Purchaser Confidential Information” has the meaning given in clause 12.1(a)(ii) (Confidentiality);

“Purchaser Group” means the group of companies comprising the Purchaser and its Affiliates (including, following Completion, each Target Group Company) and “member of the Purchaser Group” and “Purchaser Group Company” shall be construed accordingly;

“Purchaser’s Solicitors” means Charles Russell Speechlys LLP of 5 Fleet Place, London EC4M 7RD;

“Relevant Accounting Standards” means, with respect to each Target Group Company, the accounting standards set out against the relevant Target Group Company’s name in column (2) of Schedule 10;

“Representatives” means, in respect of any person, its officers, employees, workers, agents (including advisers) and other representatives;

“Resigning Directors” means the current directors of each Target Group Company, the details of which are listed in Schedule 1;

“Seller Confidential Information” has the meaning given in clause 12.1(b)(ii) (Confidentiality);

“Seller Designated Account” has the meaning given in clause 14.5(a)(i) (Payments under this agreement);

“Seller Group” means the group of companies comprising the Seller and its Affiliates, but excluding each Target Group Company and “member of the Seller Group” and “Seller Group Company” shall be construed accordingly;

“Seller Group Debt” has the meaning given in Schedule 3;

“Seller Group Guarantees” means all guarantees, indemnities, counter-indemnities, letters of credit and letters of comfort of any nature whatsoever (1) given to any third party by any Target Group Company in respect of a liability of any Seller Group Company or as the context may require (2) given to any third party by any Seller Group Company in respect of a liability of any Target Group Company;

“Seller Group Receivables” means all amounts owing by any Seller Group Company to any Target Group Company, including Seller Group Trading Receivables;

“Seller Group Trading Debt” has the meaning given in Schedule 3;

“Seller Group Trading Receivables” means all amounts owing by any Seller Group Company to any Target Group Company arising out of bona fide trading arrangements;

“Seller’s Solicitors” means Baker & McKenzie LLP of 100 New Bridge Street, London EC4V 6JA;

“Senior Employee” means any employee of a Target Group Company who earns a basic gross annual salary of EUR 100,000 or more;

“Senior Management” means each of (1) Paul Constantine (Executive Vice President, Supplier Services, ScanSource Inc.); (2) Matt Dean (Chief Legal and Strategy Officer, ScanSource Inc.); (3) Joe More (Vice President Finance, ScanSource Inc.); (4) Shuen Coles (Director, Human Resources – Europe, intY Ltd); (5) Maurice van Rijn (President of POS & Barcode Europe, ScanSource Netherlands); (6) Nicholas Bridgland (Head of Legal EMEA, ScanSource Europe SRL); (7) Philippe Possamai (Director of Finance, ScanSource Europe SRL); (8) Darren Little (Director of IT, ScanSource UK Limited); (9) Eduard Raes (Director of Operations and Logistics, ScanSource Europe SRL); (10) Nicholas Waldeck (Vice President of Vendor Management, ScanSource UK Limited); (11) Joel Price (Vice President of Sales for France, UK and Ireland (Communications Division), ScanSource UK Limited);

“Service Document” means a document relating to or in connection with any Action arising out of or in connection with this agreement;

“Shares” means 5 shares of £1 each in the issued share capital of the Target Company, being the entire issued share capital of the Target Company;

“Subsidiaries” means the companies short particulars of which are given in Part 2 of Schedule 1 and “Subsidiary” means any of them;

“Target Company” means ScanSource Europe Limited, a private company limited by shares incorporated under the laws of England and Wales with registered number 04236236, short particulars of which are set out in Part 1 of Schedule 1;

“Target Confidential Information” has the meaning given in clause 12.1(a)(i) (Confidentiality);

“Target Group” means the group of companies comprising the Target Company and the Subsidiaries and “member of the Target Group” and “Target Group Company” shall be construed accordingly;

“Target Group Pro Forma Accounts” means the accounts set out in the Data Room at VDR 22.4.36;

“Target Working Capital” means EUR [*****];

“Tax” has the meaning given to that term in the Tax Deed;

“Tax Authority” has the meaning given to that term in the Tax Deed;

“Tax Claim” means a claim under the Tax Warranties or the Tax Deed;

“Tax Deed” means the deed relating to Tax in the agreed form;

“Tax Warranties” means the warranties given in paragraph 21 of Part 3 of Schedule 5;

“Third Parties” has the meaning given in clause 14.7 (Third Party rights);

“Transaction” means the acquisition by the Purchaser of the Shares pursuant to the terms of this agreement;

“Transaction Bonuses” means the transaction or retention bonuses which may become due to certain employees of the Target Group in connection with the Transaction and in accordance with the terms applicable to the relevant bonus;

“Transaction Bonuses Amount” has the meaning given in Schedule 3;

“Transaction Bonuses Taxes” has the meaning given in Schedule 3;

“Transaction Confidential Information” has the meaning given in clause 12.1(a)(iii) (Confidentiality);

“Transaction Documents” means this agreement, the Tax Deed and the Transitional Services Agreement;

“Transitional Services Agreement” means the transitional services agreement, incorporating certain reverse transitional services, in the agreed form;

“UK GAAP” means any applicable Statement of Standard Accounting Practice, Financial Reporting Standard, Urgent Issues Task Force Abstract or Statement of Recommended Practice issued by the UK Accounting Standards Board (or any successor body) or any committee of it or body recognised by it;

“Unaudited Accounts” means, in respect of each Target Group Company which is not an Audited Entity, the unaudited balance sheet of the applicable Target Group Company as at the applicable Last Accounts Date and the unaudited profit and loss account of the applicable Target Group Company in respect of the Financial Year ending on the applicable Last Accounts Date, together with any directors’ reports and notes to those accounts for that year;

“US GAAP” means the generally accepted accounting principles adopted by the United States of America including standards and interpretations issued or adopted by the Financial Accounting Standards Board and the U.S. Securities and Exchange Commission;

“VAT” means valued added tax as provided for in Council Directive 2006/112/EC (or as implemented by a Member State of the European Union) and any other tax of a similar nature (including sales tax or tax instead of or in addition to value added tax);

“Warranties” means the Fundamental Warranties and the Business Warranties; and

“Working Capital” has the meaning given in Schedule 3.

1.2	Statutory provisions

All references to statutes, statutory provisions, enactments, EU directives or EU regulations shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, EU directive or EU regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this agreement would extend or increase the liability of any party to another under this agreement. Unless otherwise specified, all references to statutes, statutory provisions or enactments are to statutes, statutory provisions or enactments of England.

1.3	Holding company and subsidiaries

A company is a “subsidiary” of another company, its “holding company”, and a person is a “subsidiary undertaking” of another person, its “parent undertaking”, if that other company or person:

(a)	holds a majority of the voting rights in it;

(b)	is a member of it and has the right to appoint or remove a majority of its board of directors;

(c)	has the right to exercise, or actually exercises, dominant influence or control over it:

(i)	by virtue of provisions contained in its constitutional documents; or

(ii)	by virtue of a control contract;

(d)	is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it;

(e)	is managed on a unified basis with it; or

(f)	if it is a subsidiary of a company that is itself a subsidiary of that other company.

A company is the “ultimate holding company” of a group of companies if it is the holding company of any company in that group of companies and is itself not a subsidiary of any company.

1.4	Agreed form

Any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the Seller and the Purchaser prior to the execution of this agreement and signed or initialled for identification purposes only by or on behalf of the Seller and the Purchaser (in each case with any amendments that may be agreed by or on behalf of the Seller and the Purchaser).

1.5	Recitals, schedules, etc.

References to this agreement include the recitals and schedules which form part of this agreement for all purposes. References in this agreement to the parties, the recitals, schedules, clauses and paragraphs are references respectively to the parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses and paragraphs of this agreement. References to paragraphs in each schedule are references to paragraphs in that particular schedule unless the context requires otherwise.

1.6	Meaning of references

Save where specifically required or indicated otherwise:

(a)

words in one gender include any other gender, words importing individuals import companies and vice versa, words in the singular include the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)

references to a person shall include any individual, firm, company, unincorporated association, trust, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall include any company, corporation or other body corporate wherever and however incorporated or established;

(c)

references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d)

references to any English statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English statutory provision or legal term or other legal concept, state of affairs or thing;

(e)	references to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form and, for the avoidance of doubt, shall include text transmitted by e-mail;

(f)	references to any document (including this agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(g)

references to liabilities, rights, interests, powers, benefits, authorities or claims “under” any clause, paragraph, document, law or regulation includes a reference to liabilities, rights, interests, powers, benefits, authorities or claims arising under, pursuant to or in consequence of that clause, paragraph, document, law or regulation;

(h)	references to any “arrangement” shall include any legally enforceable contract or agreement which is in writing;

(i)

references to “dollars”, “$”, or “USD” are to the lawful currency of the United States of America, and references to “euro”, “€” or “EUR” are to the lawful currency of the European Union, in each case as at the date of this agreement;

(j)	references to the “UK” are to the United Kingdom and references to the “US” or “USA” are to the United States of America; and

(k)	references to times of the day are to that time in London and references to a day are to a period of 24 hours running from midnight to midnight.

1.7	Headings

Clause, schedule and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect the interpretation of this agreement.

1.8	Seller’s awareness

Any statement in the Warranties qualified by the expression “to the best of the knowledge of the Seller” or “so far as the Seller is aware” or any similar expression, shall be deemed to refer to:

(a)	the actual knowledge or actual awareness, as applicable, of the Senior Management; and

(b)

the actual knowledge or actual awareness, as applicable, that the Senior Management would have had, had that person made reasonable enquiries in relation to the relevant subject matter of the Warranties immediately prior to Completion.

2.	Sale and Purchase of Shares

2.1	Sale and purchase

At Completion, the Seller shall sell and transfer the entire beneficial ownership in the Shares and shall procure the sale of the entire legal ownership in the Shares and the Purchaser shall purchase the entire legal and beneficial ownership in the Shares, in each case with full title guarantee and free from all Encumbrances.

2.2	Rights attaching to the Shares

The Shares shall be sold together with all rights attaching to them at Completion, including the right to any dividend or other distribution declared, made or paid after Completion.

2.3	Waiver of restrictions on transfer

The Seller hereby irrevocably waives and agrees to procure the waiver of any restrictions on transfer (including rights of pre-emption) that may exist in relation to the Shares, whether under the constitutional documents of any Target Group Company or otherwise.

3.	Consideration

3.1	Purchase Price

The total consideration for the Shares to be paid by the Purchaser to the Seller is the Purchase Price.

3.2	Preparation of Completion Accounts after Completion

Following Completion, the Completion Accounts shall be prepared in accordance with the provisions in Schedule 3.

3.3	True-up following Completion Accounts process

(a)	On the Determination Date:

(i)	the Purchaser shall pay to the Seller, as an increase in the Purchase Price, an amount equal to the Cash as shown in the Completion Accounts;

(ii)	if the amount of the Financial Debt as shown in the Completion Accounts is:

(A)	greater than the Estimated Financial Debt, the Seller shall pay to the Purchaser, as a reduction in the Purchase Price, an amount equal to the excess; or

(B)	less than the Estimated Financial Debt, the Purchaser shall pay to the Seller, as an increase in the Purchase Price, an amount equal to the shortfall; and

(iii)

if the amount of the Working Capital as shown in the Completion Accounts is less than the Target Working Capital, the Seller shall pay to the Purchaser, as a reduction in the Purchase Price, an amount equal to the amount by which the Working Capital is less than the Target Working Capital; and

(b)

If there is any Seller Group Debt that was not discharged on or before Completion pursuant to clause 4.3 (Payment at Completion) and which has been treated as Financial Debt, the Purchaser shall procure that, as soon as practicable (and in any event within 3 Business Days) following receipt of a payment from the Seller under clause 3.3(a)(ii)(A), the relevant Target Group Company repays to the relevant Seller Group Company a sum equal to that undischarged Seller Group Debt.

4.	Completion

4.1	Timing

Completion shall take place on the Completion Date.

4.2	Location

Completion shall take place at the offices of the Seller’s Solicitors when all (but not some only) of the events detailed in this clause 4 shall occur.

4.3	Payment at Completion

At Completion, the Purchaser shall:

(a)	pay to the Seller:

(i)	the Enterprise Value; minus

(ii)	a sum equal to the Estimated Financial Debt; and

(b)

repay the Estimated Seller Group Debt on behalf of the relevant Target Group Companies and that repayment shall give rise to an inter-company loan between the Purchaser and the relevant Target Group Company on terms to be documented between them.

4.4	Obligations of the Seller at Completion

At Completion, the Seller shall, subject to the Purchaser complying with its obligations under clause 4.3:

(a)	deliver (or cause to be delivered) to the Purchaser the items listed in Part 1 of Schedule 2 (the Purchaser receiving those items, where appropriate, as agent of each Target Group Company); and

(b)

procure that all necessary steps are or have been taken properly to effect the matters listed in Part 2 of Schedule 2 at board meetings of each relevant Target Group Company and deliver to the Purchaser duly signed minutes of all of those board meetings.

4.5	Further obligations of the Purchaser at Completion

At Completion, the Purchaser shall do or deliver (or cause to be delivered) to the Seller the matters or items listed in Part 3 of Schedule 2.

4.6	Proceedings at Completion

All actions to be taken, all documents to be delivered and all payments to be made at Completion shall be deemed to have been taken, delivered and made simultaneously, and, except as provided by this agreement, no actions shall be deemed taken, documents delivered or payments made until all have been taken, delivered and made.

4.7	Failure to complete

(a)

If the provisions of clause 4.4 (Obligations of the Seller at Completion) are not complied with in all respects on the Completion Date, the Purchaser shall not be obliged to complete the sale and purchase of the Shares or pay any of the Purchase Price and may in its absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the Seller:

(i)	defer Completion by a period of not more than 28 days to another date that it may specify in that notice (and so that the provisions of this clause 4.7(a) shall apply to Completion as so deferred);

(ii)

waive all or any of the requirements contained or referred to in clause 4.4 at its discretion (and without prejudice to its rights under this agreement) and proceed to Completion so far as practicable; or

(iii)

terminate this agreement without liability on its part, provided that the Purchaser shall have first deferred Completion by a period of not less than ten Business Days pursuant to paragraph (i) and the provisions of clause 4.4 shall have not been complied with in all respects on the Completion Date so deferred.

(b)

If the provisions of clauses 4.3 (Payment at Completion) and 4.5 (Further obligations of the Purchaser at Completion) are not complied with in all respects on the Completion Date, the Seller shall not be obliged to complete the sale of the Shares and may in its absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the Purchaser:

(i)	defer Completion by a period of not more than 28 days to another date that it may specify in that notice (and so that the provisions of this clause 4.7(b) shall apply to Completion as so deferred);

(ii)

waive all or any of the requirements contained or referred to in clause 4.3 (Payment at Completion) or 4.5 (Further obligations of the Purchaser at Completion) at its discretion (and without prejudice to its rights under this agreement) and proceed to Completion so far as practicable; or

(iii)

terminate this agreement without liability on its part, provided that the Seller shall have first deferred Completion by a period of not less than ten Business Days pursuant to paragraph (i) and the provisions of clause 4.3 (Payment at Completion) and clause 4.5 (Further obligations of the Purchaser at Completion) shall have not been complied with in all respects on the Completion Date so deferred.

5.	Post-Completion Obligations

5.1	Obligations of the Seller

The Seller undertakes to the Purchaser to procure the performance and observance of those matters listed in Part 1 of Schedule 4.

5.2	Obligations of the Purchaser

The Purchaser undertakes to the Seller to procure the performance and observance of those matters listed in Part 2 of Schedule 4.

6.	Restrictive Covenants

6.1	Restriction of the Seller

The Seller covenants with the Purchaser and each Target Group Company that, except with the consent in writing of the Purchaser:

(a)

for the period of two years after Completion, no Seller Group Company will, in any Non-Compete Country, either on its own account or in conjunction with or on behalf of any other person (other than as a holder of shares in a company carrying on such a business where the shareholding is for investment purposes only), carry on or be engaged, directly or indirectly, in any business that directly competes with the Business carried on by any Target Group Company in that country during the year preceding Completion (“Competing Business”).

(b)

for the period of two years after Completion, no Seller Group Company will, either on its own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from any Target Group Company, offer employment to or employ any person who is at Completion employed as a Senior Employee by any Target Group Company and who remains so employed or engaged immediately prior to the relevant breach of this clause 6.1(b) (whether or not that person would commit a breach of contract by reason of leaving that employment or engagement).

6.2	Exceptions from restrictions

The restrictions contained in clause 6.1 (Restriction of Seller) shall not preclude any Seller Group Company:

(a)

from conducting general solicitations for employment or from employing any person who responds to a general employment advertisement or recruitment effort not specifically aimed at that person or employees of the Target Group;

(b)	from carrying on or being engaged in, directly or indirectly, and whether on its own account or in conjunction with or on behalf of any other person:

(i)

any Excluded Business or any reasonable extension or development of any such business (which, for the avoidance of doubt, shall include the sale of products or services of the Excluded Business to customers of the Business in the Non-Compete Countries);

(ii)

any Excluded Business which, as part of a bundled arrangement, also includes the sale, re-sale or distribution of physical devices (a “Bundled Arrangement”), provided that during the period beginning on the Completion Date and ending on the date falling 12 months after the Completion Date, in respect of any Bundled Arrangement where a Seller Group Company has the opportunity to select the Hardware Provider, the Seller shall procure that the Purchaser shall be invited to submit a proposal to act as the Hardware Provider in respect of the Bundled Arrangement to the relevant Seller Group Company. The Seller agrees that where the proposal submitted by the Purchaser is, in aggregate, no less beneficial to the Seller (as determined by the Seller acting reasonably) than any other proposal submitted by another party, the Purchaser shall be engaged by the Seller Group Company as the Hardware Provider for the Bundled Arrangement. For the avoidance of doubt, the Seller Group Company shall be free to partner with another Hardware Provider if the Purchaser elects not to partner with the Seller as Hardware Provider in relation to the relevant opportunity;

(c)

from carrying on or being engaged in, directly or indirectly, and whether on its own account or in conjunction with or on behalf of any other person, (i) any business outside of the Non-Compete Countries; and (ii) for the avoidance of doubt, any business inside the Non-Compete Countries where products, software or services are sent within the Non-Compete Countries at the direction of the customer or end user as part of the Excluded Business; or

(d)

from acquiring, directly or indirectly, shares in or the whole or any part of the undertaking or assets of any company which carries on a Competing Business, and carrying on such Competing Business, provided that if the turnover attributable to the Competing Business at the date of the acquisition amounts to more than 15% of the aggregate turnover of the company (or companies) the shares in, or undertaking or assets of, which are acquired, the Seller shall procure that the relevant Seller Group Company shall use all reasonable endeavours to enter into an agreement to dispose of the Competing Business or the company carrying on the Competing Business within one year from completion of the relevant acquisition.

6.3	Severance

Each of the restrictions contained in clause 6.1 (Restriction of Seller) is separate and severable and in the event of any such restriction being determined to be unenforceable in whole or in part for any reason, that unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

6.4	Modification of restrictions

While the restrictions contained in this clause 6 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is agreed that if any of those restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording were deleted or the time periods reduced the relevant restriction shall apply with the modifications that may be necessary to make it valid and effective.

7.	Warranties

7.1	Fundamental Warranties of the Seller

The Seller warrants to the Purchaser that each of the statements set out in Part 2 of Schedule 5 is true and accurate as at the date of this agreement.

7.2	Business Warranties of the Seller

Subject to clause 7.3 (Disclosures and Purchaser’s Knowledge), the Seller warrants to the Purchaser that each of the statements set out in Part 3 of Schedule 5 is true and accurate as at the date of this agreement.

7.3	Disclosures, Limitations and Purchaser’s knowledge

(a)	The Business Warranties are given subject to all matters which are, or would be:

(i)	Disclosed in the Transaction Documents;

(ii)	Disclosed in or by the Disclosure Letter;

(iii)

Disclosed by a search of the file of each Target Group Company at the companies registry or similar authority in England, Belgium, Germany and France on the second Business Day prior to the date of this agreement;

(iv)	Disclosed by a search of the contents of the minute books and other statutory books of each Target Group Company, all of which have been made available to the Purchaser; and

(v)	Disclosed by a search of the public records of the trade mark registry in United Kingdom on the second Business Day prior to the date of this agreement.

(b)

References in the Disclosure Letter to paragraph numbers shall be to the paragraphs of Part 3 of Schedule 5 to which the disclosure is most likely to relate. Such references are for convenience only and shall not limit the effect of any of the disclosures, all of which are made against the Business Warranties as a whole.

(c)

The Purchaser acknowledges and agrees that the Seller does not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of its Representatives on or prior to the date of this agreement, including in the documents provided in the Data Room save as expressly set out in a Warranty.

(d)	The Purchaser warrants to the Seller that at the time of entering into this agreement it is not aware of any breach of any of the Warranties.

7.4	General provisions in relation to the Warranties

Each of the Warranties shall be separate and independent.

7.5	Purchaser’s remedies

The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by:

(a)	Completion;

(b)	information relating to the Company of which the Purchaser has constructive or imputed knowledge; or

(c)	any investigation made by or on behalf of the Purchaser into the affairs of the Seller or the Company.

8.	Warranties of the Purchaser

8.1

The Purchaser warrants to the Seller that each of the statements set out below is now and will at Completion (by reference to the facts and circumstances existing at the relevant time) be true and accurate:

(a)	the Purchaser has been duly incorporated and is validly existing and in good standing under the laws of the state or jurisdiction of its incorporation;

(b)

the Purchaser has full power and authority to enter into and perform each of the Transaction Documents to which it is a party and, assuming due authorisation, execution and delivery by the other parties thereto, each Transaction Document constitutes or will, when executed, constitute binding obligations on the Purchaser in accordance with its terms, subject to any principles of equity or insolvency law, and the Purchaser has executed this agreement in its final form;

(c)	the execution and delivery of, and the performance by the Purchaser of its obligations under this agreement will not result in a breach or constitute a default of:

(i)	any agreement or instrument to which the Purchaser is a party or by which it is bound; or

(ii)	any law, order, judgment, decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is subject or bound;

(d)

the Purchaser is not in insolvency, administration, liquidation or receivership nor any other analogous or similar circumstance in any territory or jurisdiction in which the Purchaser is incorporated or operates (and no order or resolution therefor has been presented and no notice of appointment of any liquidator, administrator, receiver or administrative receiver has been given or threatened in any written notice), and there are no valid grounds or circumstances on the basis of which any such procedure may be requested. The Purchaser is able to pay its debts when due;

(e)	the Purchaser is purchasing the Target Group Companies for itself beneficially and not wholly or partly as agent for any other person; and

(f)	at Completion, the Purchaser will be able to pay the Purchase Price from its banking facilities and available cash.

9.	Limitations

The terms of Schedule 6 shall apply to limit the liability of the Seller.

10.	Insurance

10.1

As from Completion, the Purchaser shall arrange for the benefit of the Target Group Companies appropriate insurance policies or will insure the Target Group Companies as part of the coverage provided by the Purchaser Group’s insurance policies.

10.2

As from Completion, neither the Purchaser nor any member of the Purchaser Group shall be permitted to claim under any policy of insurance held by the Seller Group prior to or at Completion for the benefit of any Target Group Company or its Representatives.

11.	Termination

11.1	All rights and obligations of the parties shall cease to have effect immediately upon termination of this agreement save that:

(a)

clauses that are expressed to survive its termination or expiry, or which from their nature or context it is contemplated that they are to survive termination (including clauses 12 (Confidentiality and Announcements), 14 (General Provisions), 15 (Notices), and 18 (Governing Law and Submission to Arbitration)); and

(b)	any provision of this agreement necessary for its interpretation or enforcement,

shall continue in force following termination of this agreement (for whatever reason) and further save that termination of this agreement (for whatever reason) shall be without prejudice to the respective rights and liabilities of each of the parties accrued prior to termination.

12.	Confidentiality and Announcements

12.1	Confidentiality

(a)

The Seller shall not, and shall procure that each Seller Group Company shall not, and shall use reasonable endeavours to procure that the Representatives of the Seller and of each Seller Group Company shall not from the date of this agreement:

(i)

disclose to any person (except as may be required to operate the business of the Target Group before Completion) any Confidential Information relating to the Business of any Target Group Company (the “Target Confidential Information”);

(ii)

disclose to any person or use any Confidential Information relating to the Purchaser or any member of the Purchaser Group obtained in connection with the transactions contemplated by the Transaction Documents and to the extent not already addressed by sub-clause (i) (the “Purchaser Confidential Information”); or

(iii)

disclose to any person information regarding the existence, terms or subject matter of the Transaction Documents or the negotiations relating to the Transaction Documents (the “Transaction Confidential Information”).

(b)

The Purchaser shall not, and shall procure that each member of the Purchaser Group shall not, and shall use all reasonable endeavours to procure that the Representatives of the Purchaser and of each member of the Purchaser Group shall not at any time:

(i)	disclose to any person or use any Target Confidential Information or any other Confidential Information relating to any Target Group Company;

(ii)

disclose to any person or use any Confidential Information relating to any Seller Group Company obtained in connection with the transactions contemplated by the Transaction Documents and to the extent not already addressed by sub-clause (i) (the “Seller Confidential Information”); or

(iii)	disclose to any person any Transaction Confidential Information.

(c)	The provisions of this clause 12.1 shall not apply to:

(i)	the disclosure or use of Target Confidential Information by any Target Group Company in the ordinary course of its business;

(ii)	the disclosure or use of Target Confidential Information by any Target Group Company or any member of the Purchaser Group after Completion;

(iii)

the disclosure of Target Confidential Information, Purchaser Confidential Information, Seller Confidential Information or Transaction Confidential Information to the Representatives of, respectively, any Purchaser Group Company or any Seller Group Company in connection with the transactions contemplated by the Transaction Documents, provided it is done on a confidential basis;

(iv)

the disclosure of Target Confidential Information or Transaction Confidential Information to any proposed provider of finance to (or any of their respective Representatives) the Purchaser, provided it is done on a confidential basis;

(v)	the disclosure of Transaction Confidential Information in a manner permitted by clause 12.2 (Announcements) or to enforce the terms of the Transaction Documents;

(vi)	the disclosure of Confidential Information where that information is properly available to the public (otherwise than, directly or indirectly, as a result of a breach of this clause 12.1); or

(vii)

the disclosure of Confidential Information that is, and to the extent, required by Applicable Law, any applicable Competent Authority to which the relevant party is subject or submits (wherever situated and whether or not the requirement for disclosure has the force of law), provided that, to the extent permitted by Applicable Law, the party making the communication will consult with, in the case of the Purchaser, the Seller, and in the case of the Seller, the Purchaser, in advance as to the form, content and timing of the communication.

(d)	The provisions of this clause 12.1 shall survive termination of this agreement and shall continue for a period of three years from termination or Completion (as the case may be).

(e)

If for any reason whatsoever the transactions contemplated by this agreement are not consummated, the Purchaser shall return to the Seller (a) all books and records relating or belonging to any member of the Target Group and (b) the Disclosure Letter and the Purchaser undertakes (notwithstanding clause 14.13(a)) to comply in all respects with the terms of the Confidentiality Agreement.

12.2	Announcements

No disclosure or announcement relating to the existence, terms or subject matter of this agreement shall be made or issued by or on behalf of any member of the Seller Group, any member of the Purchaser Group without the prior written approval of, in the case of the Purchaser, the Seller, and in the case of the Seller, the Purchaser, (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld, conditioned or delayed), provided that:

(a)	these restrictions shall not apply to the Press Release;

(b)

these restrictions shall not apply to any disclosure or announcement if and to the extent required by Applicable Law, any applicable Competent Authority to which the relevant party is subject or submits (wherever situated and whether or not the requirement for disclosure has the force of law), or if and to the extent required to protect the disclosing party’s interest in legal proceedings, provided that, to the extent permitted by Applicable Law, the party making the communication will consult with, in the case of the Purchaser, the Seller, and in the case of the Seller, the Purchaser, in advance as to the form, content and timing of the communication; and

(c)

nothing in this agreement will prohibit the Purchaser from making or sending after Completion any announcement to a customer, client or supplier of the Business informing it that the Purchaser has purchased the Shares.

13.	Further Assurances

Each party agrees (at its own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) all further documents that may be required by Applicable Law or as the other may reasonably require, whether on or after Completion, to implement and give effect to this agreement and the Transaction.

14.	General Provisions

14.1	Counterparts

This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each counterpart shall constitute an original of this agreement but all of which together constitute one and the same instrument. Facsimile signatures or signatures sent by email attachment or telecopy shall be valid and binding to the same extent as original signatures. This agreement shall not be effective until each party has executed at least one counterpart.

14.2	Variation, waiver and consent

(a)

No variation or waiver of any provision or condition of this agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).

(b)

Unless expressly agreed, no variation or waiver of any provision or condition of this agreement shall constitute a general variation or waiver of any provision or condition of this agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this agreement that have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

(c)	Any consent granted under this agreement shall be effective only if given in writing and signed by the consenting party and then only in the instance and for the purpose for which it was given.

14.3	Rights and remedies

No failure or delay by any party in exercising any right or remedy provided by this agreement shall impair that right or remedy or operate as a waiver of it. The single or partial exercise of any right or remedy shall not preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy.

14.4	Release by Seller

(a)

Subject to clause 14.4(c), the Seller confirms that it has no claim or right of action (whether in respect of any breach of contract, or monies due to it or on any account whatsoever) in respect of any act or event occurring prior to Completion against a Target Group Company and/or any of the directors, officers, employees or professional advisers of a Target Group Company and that no agreement or arrangement (including any contract of employment) is outstanding under which any of such persons has or could have any obligation of any kind to it.

(b)

Subject to clause 14.4(c), but notwithstanding clause 14.4(a), to the extent that any claim, right of action or obligation referred to in clause 14.4(a) exists or may exist in respect of any act or event occurring prior to Completion, the Seller irrevocably and unconditionally waives that claim, right of action or obligation and agrees to release, discharge and indemnify any relevant Target Group Companies and the directors, officers, employees and professional advisors of any such Target Group Companies from any liability whatsoever in respect of such claim, right of action or obligation.

(c)

Clauses 14.4(a) and 14.4(b) shall not apply in respect of any claim, right of action or obligation (whether in respect of any breach of contract, or monies due to the Seller or on any account whatsoever) arising:

(i)	under the Transitional Services Agreement; or

(ii)	under any Seller Group Debt which is the subject of clause 3.3(b).

14.5	Payments under this agreement

(a)	Any payment to be made under this agreement shall be paid by Electronic Transfer and:

(i)	in the case of:

(A)	any payment to be made pursuant to clause 4.3 (Payment at Completion), to ScanSource, Inc.’s account at [*****]; and

(B)

any other payment to the Seller, to the account specified in paragraph (A) or to such other account as may be notified by the Seller to the Purchaser at least five Business Days before the due date for that payment,

(in each case, the “Seller Designated Account”), and payment of any amount due under or pursuant this agreement to the Seller Designated Account shall be an absolute discharge for the Purchaser who shall not be concerned to see the application of that amount or be answerable for the loss or misapplication of that amount; and

(ii)	in the case of any payment to the Purchaser, to the account that is notified by the Purchaser to the Seller in writing at least five Business Days before the due date for that payment.

(b)

All sums payable under this agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by Applicable Law or as otherwise agreed. If any deductions or withholdings are required by Applicable Law, the payor shall be obliged to pay to the recipient such sum as will, after such deduction or withholding has been made, leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if a party to this agreement shall have assigned or novated or declared a trust in respect of the benefit in whole or in part of this agreement or shall have changed its tax residence or the permanent establishment to which the rights under this agreement are allocated then the liability of the other party under this clause 14.5(b) shall be limited to that (if any) which it would have been had no such assignment, novation, declaration of trust or change taken place.

(c)

If a requirement to pay Tax arises by reference to any amount payable from one party to another party under this agreement (other than the Purchase Price) (the “Tax Payment Liability”), then the amount payable by the payor shall be increased to such amount (the “Gross Amount”) as will ensure, after deduction of an amount equal to the Tax Payment Liability in respect of the Gross Amount, that the recipient is left with a net amount equal to what would have been paid by the payor had no such Tax Payment Liability arisen.

(d)

The recipient or expected recipient of a payment under this agreement shall claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been or would otherwise be required to be made pursuant to clauses 14.5(b) and 14.5(c) and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy of them to the payer.

(e)

If the recipient of a payment made under this agreement receives a credit for or refund of any Tax payable by it or similar benefit by reason of any deduction or withholding for or on account of Tax then it shall reimburse to the payor such part of such additional amounts paid pursuant to clause 14.5(b) as the recipient of the payment certifies to the payor will leave it (after such reimbursement) in no better and no worse position than would have arisen if the payor had not been required to make such deduction or withholding.

(f)

If a party fails to make a payment when due under the terms of this agreement, it shall pay interest on that sum from and including the due date for payment up to and including the date of actual payment at an annual rate of 2% above the base lending rate from time to time of Barclays Bank Plc, such interest to accrue on a daily basis and be compounded monthly.

(g)	All sums payable under this agreement shall be paid in USD, save that all sums payable under clause 3.3 (True-up following Completion Accounts process) shall be paid in EUR.

14.6	Costs

(a)	All transfer Taxes, registration fees and notarial charges applicable to or resulting from the Transaction shall be borne by the Purchaser.

(b)

Subject to clause 14.6(a) each of the parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of the Transaction Documents and any other agreement incidental to or referred to in the Transaction Documents.

(c)

In respect of any Electronic Transfer made in connection with this agreement, any costs or bank or other charges of the sending bank shall be borne by the party making that payment and any costs or bank or other charges of the recipient bank shall be borne by the party receiving that payment.

14.7	Third Party rights

(a)

Subject to the remaining provisions of this clause 14.7, the persons referred to in clause 14.11 (Assignment) (“Third Parties”) may enforce the terms and accordingly shall have the benefit of those provisions in this agreement that are, or are stated to be, for their benefit subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

(b)	The parties may by agreement terminate, rescind or vary the terms of this agreement (including this clause 14.7) at any time and in any way without the prior consent of or notice to any Third Party.

(c)

Except as provided in this clause 14.7, the parties do not intend that any term of this agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this agreement.

14.8	Time of the essence

Time shall not be of the essence of this agreement, either as regards times, dates and periods specified in the agreement or as regards any times, dates or periods that may by agreement between the parties be substituted for any of them.

14.9	Continuing effect

Each provision of this agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

14.10	Severability

If any provision of this agreement is held by a court of competent jurisdiction or arbitral tribunal to be invalid or unenforceable the other provisions shall continue in full force and effect to the fullest extent permitted by law. Any provision of this agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable and the provision in question shall apply with any modification that may be necessary to make it valid or enforceable.

14.11	Assignment

(a)	No party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights under this agreement without the prior written consent of the other parties, except that:

(i)

this agreement and the benefits arising under it may be assigned in whole or in part by the Seller to any other Seller Group Company (provided that if such assignee ceases to be a member of the Seller Group, this agreement and the benefits arising under it shall automatically transfer back to the relevant Seller (or another member of the Seller Group designated by it) immediately prior to such cessation);

(ii)	this agreement and the benefits arising under it may be assigned or charged in whole or in part by the Purchaser to:

(A)

any other Purchaser Group Company (provided that if such assignee ceases to be a member of the Purchaser Group, this agreement and the benefits arising under it shall automatically transfer back to the Purchaser (or another member of the Purchaser Group designated by it) immediately prior to such cessation); and

(B)

its or any other Purchaser Group Company’s financial lenders or banks as security for any financing or refinancing or other banking or related facilities in whole or in part in respect of or in connection with any transactions contemplated by this agreement and such benefits may further be assigned to any other financial institution by way of security for the borrowings made under this agreement or to any person entitled to enforce any such security.

(b)

In the case of an assignment pursuant to this clause 14.11, the liability of any party to such an assignee shall not be greater than it would have been had such assignment not taken place, and all the rights, benefits and protections afforded to a party shall continue to apply to the benefit of that party as against the assignee as they would have applied as against the assigning party.

(c)	Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of this clause 14.11 is ineffective.

14.12	Currency conversion

Save where specifically required or indicated otherwise, for the purpose of converting amounts specified in one currency into another currency, where required, the rate of exchange shall be the mid-point spot rate for exchanges between the relevant currencies (rounded to five decimal places) published at https://www.oanda.com/uk-en at 4 p.m. on the last Business Day prior to the date of the conversion.

14.13	Entire agreement

(a)

This agreement, the other Transaction Documents and the Disclosure Letter together represent the whole and only agreement between the parties in relation to the sale and purchase of the Shares and supersede and replace any previous agreement (whether written or oral) between all or any of the parties in relation to the subject matter of any such document (including the confidentiality agreement entered into between ScanSource, Inc. and Ten Oaks Management, LLC dated 21 August 2020 (the “Confidentiality Agreement”)).

(b)

The Purchaser acknowledges and agrees with the Seller (acting for itself and as agent and trustee for each of its Affiliates and its and their respective Representatives) that, in entering into the Transaction Documents it is not relying on, and shall have no remedies in respect of, any statement, representation, assurance, warranty or undertaking (whether made innocently or negligently) that is not expressly incorporated into them. Without prejudice to the preceding sentence, the Purchaser irrevocably and unconditionally waives any right or remedy it might have in respect of any statement, representation, assurance, warranty or undertaking not contained in the Transaction Documents.

(c)

Without prejudice to clause 14.13(b), the Purchaser acknowledges and agrees that the only remedy available to it in respect of any statement, representation, assurance, warranty or undertaking contained in the Transaction Documents shall be for damages for breach of contract and the Purchaser shall have no claim for, and irrevocably waives, any other claims, rights and remedies (including those in tort or arising under statute) in relation to any such statement, representation, assurance, warranty or undertaking. The Purchaser acknowledges that no representation is given in the Transaction Documents. The Purchaser shall have no right to rescind this agreement.

(d)

Nothing in this agreement shall exclude or limit any liability for, or right or remedy in respect of, fraud, wilful concealment or any other liability to the extent the same may not be excluded or limited as a matter of law.

15.	Notices

15.1	Delivery of Notices

(a)	Save as otherwise provided in this agreement, any notice, demand or other communication (“Notice”) to be given by any party under, or in connection with, this agreement shall be in writing in English.

(b)

Any Notice shall be served by sending it by e-mail (in a form that identifies the sender and clearly indicates the subject matter of the Notice in the subject heading of the e-mail) to the e-mail address set out in clause 15.2 (Addresses for delivery of Notices) or delivering it by hand (which shall include by courier) to the address set out in clause 15.2 in each case marked for the attention of the relevant party set out in clause 15.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 15) with a copy (which shall not constitute or affect service) to the person identified in clause 15.2 in respect of the relevant party.

(c)	Any Notice shall be deemed to have been served as follows:

(i)

if sent by e-mail, when the sender receives an automated message confirming delivery or four hours after the time at which the e-mail is sent (as recorded on the device from which the sender sent the e-mail), whichever occurs first, unless the sender receives an automated message that the e-mail has not been delivered in which case the relevant Notice will be deemed not to have been served; or

(ii)	if delivered by hand, at the time of delivery,

provided that in each case where service occurs on a day that is not a Business Day or after 5.30 p.m. on a Business Day, service shall be deemed to occur at 9.30 a.m. on the next following Business Day and where service occurs before 9.30 a.m. on a Business Day, service shall be deemed to occur at 9.30 a.m. on that same Business Day.

(d)	References to time and to Business Days in this clause are to local time and Business Days in the country of the addressee.

15.2	Addresses for delivery of Notices

The addresses of the parties for the purpose of clause 15.1 (Delivery of Notices) are as follows:

(a)	Seller

Address:	6 Logue Court, Greenville, SC 29615, South Carolina, USA

E-mail address:	matt.dean@scansource.com

For the attention of:	Chief Legal and Strategy Officer

With a copy to:	Baker McKenzie 100 New Bridge Street, London, EC4V 6JA, UK For the attention of:Jannan Crozier E-mail address: Jannan.Crozier@bakermckenzie.com

(b)	Purchaser

Address:	251 Little Falls Drive, Wilmington, New Castle, Delaware 19808, USA

For the attention of:	Matt Magan

E-mail address:	matt@tenoaksgroup.com

With a copy to:	John Gilson, johngilson@mvalaw.com Daniel Rosenberg, Daniel.Rosenberg@crsblaw.com

15.3	Changes to addresses

A party may notify all other parties to this agreement of a change to its name, relevant addressee or address for the purposes of this clause 15. Subject to clause 15.1(c) (Delivery of Notices), that Notice shall be effective on the second Business Day after the Notice has been served, or any later date that may be specified in the Notice.

15.4	Proof of service

In proving service of any Notice in accordance with clause 15.1 (Delivery of Notices), it shall be sufficient to prove that the envelope containing the Notice was properly addressed and delivered by hand to the relevant address or that the relevant email was sent to the correct email address, as the case may be.

15.5	Legal action

This clause 15 does not apply in relation to the service of Service Documents.

16.	Language

The official text of this agreement and of any Notice given or made under it is English. In the event of any dispute concerning the construction or interpretation of this agreement or any Notice reference will be made only to the text as written in English and not to any translation into any other language.

17.	Power of Attorney in Respect of the Shares

17.1

With effect from Completion and until the earlier to occur of: (i) the date that is six months from Completion; and (ii) the date on which the Shares are registered in the name of the Purchaser in the register of members of the Target Company, the Seller irrevocably and unconditionally appoints the Purchaser as his attorney with full powers of substitution in his name and for him and on his behalf (and to the complete exclusion of any rights which the Seller may have in such regard) lawfully to exercise all voting rights and related rights and to receive all the benefits and entitlements which may now or at any time in the future attach to the Shares and to transfer and deal with the Shares, and such rights, benefits and entitlements and execute such documents under hand or as a deed and do such acts and things as the Purchaser shall from time to time think fit in all respects as if the Purchaser were the absolute legal and beneficial owner of the Shares, including:

(a)	receiving notice of any general or class meeting of the shareholders of the Target Company;

(b)	attending and voting at any such meeting;

(c)	appointing any person(s) designated by the Purchaser as its proxy to attend, speak and vote at any such general or class meeting by completing and returning any relevant proxy cards;

(d)	signing any resolutions, consents to short notice and other documents to be signed by a registered holder of the Shares;

(e)

dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications or any other thing (in whatever form) arising by right of, or received in connection with, the Shares or any of them from the Target Company or any other person; and

(f)	otherwise executing and delivering all deeds and instruments and doing all acts in the Seller’s name and on its behalf in so far as these may be done in that capacity.

17.2

The Seller hereby undertakes during the period referred to in clause 17.1 above not to exercise any of the rights, powers and privileges attaching to the Shares or otherwise capable of being exercised by the registered holder of its Shares without the consent of the Purchaser.

17.3	The Seller hereby undertakes that during the period referred to in clause 17.1 above it shall:

(a)	hold the Shares upon trust for the Purchaser as beneficial owner;

(b)

forthwith account to the Purchaser for all dividends, interest, bonuses, distributions or other sums whatsoever paid to the Seller in respect of the Shares (excluding for the avoidance of doubt amounts payable to the Seller under this agreement); and

(c)	deliver to the Purchaser any notice, letter or other document of any nature whatsoever relating to the Shares as soon as is reasonably practicable upon receipt of the same.

17.4	The Seller hereby ratifies and confirms and agrees to ratify and confirm whatever the Purchaser lawfully does in the proper exercise of the powers and authorities conferred by this clause 17.

17.5	The power of attorney granted in this clause 17:

(a)	is given by way of security for the due performance by the Seller of its obligations under this agreement; and

(b)	shall not permit the Purchaser to incur any cost or liability on behalf of the Seller nor to take any steps to re-register the Target Company as an unlimited company.

18.	Governing Law and Submission to Arbitration

18.1	Governing law

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation is governed by and will be construed in accordance with the law of England.

18.2	Submission to arbitration

(a)

All disputes between the parties arising under or in connection with this agreement, including any questions regarding its existence, validity, breach or termination, shall be finally settled under the Rules of Arbitration of the London Court of International Arbitration in effect at the time of arbitration (the “Rules”). In the event of any conflict between the Rules and this agreement, the provisions of this agreement shall prevail.

(b)	The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London, UK. The language to be used in the arbitral proceedings shall be English.

(c)

Notwithstanding clause 18.2(a), any provision in the Rules that is void, unenforceable or otherwise impermissible under English law shall not be deemed to be incorporated into this agreement and shall not apply in any arbitration conducted under this agreement.

(d)	The parties agree that the existence and content of the arbitration, and the terms of any order or award made in the arbitration shall, except as may be required by applicable law, be confidential.

(e)

Each party retains the right to seek interim, provisional or conservatory measures from the courts of England (and each party irrevocably submits to the exclusive jurisdiction of the courts of England for these purposes) and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(f)

Subject to clause 18.2(e), the parties expressly waive their rights of recourse to the courts of England or any other court of competent jurisdiction, including their rights under sections 45 and 69 of the Arbitration Act 1996, to determine any points of law arising in the course of, or out of an award made in, any proceedings conducted under this agreement.

18.3	Appointment of agent for service of process

(a)

The Seller hereby irrevocably appoints IntY Holdings Limited (company number 06224937) of 170 Aztec West, Bristol, England, BS32 4TN as their agent to receive and acknowledge on its behalf service of any Service Document in England.

(b)

The Purchaser hereby irrevocably appoints the Purchaser’s Solicitors of 5 Fleet Place, London, England, EC4M 7RD as its agent to receive and acknowledge on its behalf service of any Service Document in England.

(c)

If, for any reason, the agent of a party named above is no longer able to act as the agent of that party or ceases to exist, that party shall notify the other parties of that fact. That party shall, within five Business Days of the date of that notice, appoint a substitute agent for service of process in England and shall notify the other parties of the name and address of the substitute agent.

(d)

Until a party receives notification under clause 18.3(c) of the appointment of a successor agent, it shall be entitled to treat the agent named above (or its duly notified successor) as the agent of the relevant party for the purposes of this clause.

(e)

Each party agrees that any Service Document shall be sufficiently and effectively served on it if delivered to its agent for service of process in England whether or not that agent notifies the relevant party.

The parties have shown their acceptance of the provisions of this agreement by executing it as a deed at the end of the schedules on the date first stated above.

Schedule 2

Completion

Part 1

Obligations of the Seller at Completion

1.	At Completion, the Seller shall deliver to the Purchaser or procure the delivery to the Purchaser of:

(a)	the Tax Deed, Disclosure Letter and the Transitional Services Agreement duly executed by the Seller;

(b)

a duly executed transfer of all of the Shares into the name of the Purchaser or its nominee(s) together with the relevant share certificates (or indemnities in respect of any lost share certificates in the agreed form);

(c)	evidence of the release of any charges by each of the Target Group Companies relating to the Bank Debt;

(d)	letters of resignation or replacement or the local equivalents thereof in the agreed form in respect of each of the Resigning Directors and the secretary (if applicable) of each Target Group Company;

(e)

a certified copy of a partners resolution of the Seller authorising its execution and performance of the Transaction Documents and each other document to be executed by it in connection with the transactions contemplated by this agreement; and

(f)

a certified copy of any power of attorney under which any Transaction Document or other document to be executed in connection with the transactions contemplated by this agreement is executed by or on behalf of the Seller.

Part 2

Further obligations of the Seller at Completion

1.	At Completion, the Seller shall cause the directors of the Target Company to pass resolutions in the agreed form to:

(a)

approve the registration of the Purchaser or its nominee(s) as members of the Target Company, where applicable, subject only to the production of duly stamped and completed transfers in respect of the Shares; and

(b)	appoint those persons that the Purchaser may nominate, and who have consented to act, as directors and secretary of the Target Company.

2.

At Completion, the Seller shall pay and shall procure that each other Seller Group Company pays all Seller Group Receivables then owing by any Seller Group Company to any Target Group Company, whether due for payment or not.

Part 3

Obligations of the Purchaser at Completion

At Completion, the Purchaser shall:

1.	deliver to the Seller the Tax Deed, Disclosure Letter and the Transitional Services Agreement duly executed by the Purchaser;

2.

to the extent not delivered prior to the Completion Date, deliver to the Seller a certified copy of a resolution of the board of directors of the Purchaser and any other relevant member of the Purchaser Group authorising its execution and performance of the Transaction Documents and each other document to be executed by it in connection with the Transaction; and

3.

to the extent not delivered prior to the Completion Date, deliver to the Seller a certified copy of any powers of attorney under which any Transaction Document or other document to be executed in connection with the Transaction is executed by or on behalf the Purchaser or any other member of the Purchaser Group.

Schedule 4

Post-Completion Obligations

Part 1

Obligations of the Seller post-Completion

Following Completion, the Seller undertakes to the Purchaser:

1.

to use all reasonable endeavours to obtain the release of each Target Group Company from any Seller Group Guarantees to which any Target Group Company is a party (including, if required, offering and entering into its own guarantee or liability or the guarantee or liability of any other member of the Seller Group on the same terms as and in substitution for the relevant Seller Group Guarantee) and, pending that release, to indemnify the relevant Target Group Company against all amounts paid by the relevant Target Group Company to any third party pursuant to any such Seller Group Guarantee in respect of any liability of any Seller Group Company (and all Losses incurred in connection with that liability) whether arising before or after Completion;

2.

promptly following Completion, to send to a Property all records, correspondence, documents, files, memoranda and other papers exclusively relating to the Business that is under the possession or control of any member of the Seller Group not kept at any of the Properties and that are not required to be retained by the Seller in order to fulfil its reporting obligations; and

3.

promptly following Completion, to deliver to the Purchaser or procure the delivery to the Purchaser of a letter, in the agreed form, from the Seller confirming that it has ceased to be a registrable person (within the meaning of section 790C of the Companies Act) in relation to each Target Group Company.

Part 2

Obligations of the Purchaser post-Completion

Following Completion, the Purchaser undertakes to the Seller:

1.

to use all reasonable endeavours to obtain the release of each Seller Group Company from any Seller Group Guarantees to which any Seller Group Company is a party (including, if required, offering and entering into its own guarantee or liability or the guarantee or liability of any other member of the Purchaser Group on the same terms as and in substitution for the relevant Seller Group Guarantee) and, pending that release, to indemnify the relevant Seller Group Company against all amounts paid by the relevant Seller Group Company to any third party pursuant to any Seller Group Guarantees in respect of any liability of any Target Group Company (and all Losses incurred in connection with that liability) arising after Completion;

2.

to procure that, the name of each Target Group Company shall be changed so as to omit the word “ScanSource” or any confusingly similar word or name as soon as reasonably practicable after Completion and using its reasonable endeavours to achieve such name change within one month after Completion;

3.

to procure that, as soon as reasonably practicable after Completion and in any event within six months afterwards, each Target Group Company shall cease in any manner whatsoever to use or display any trade or service marks, trade or service names, registered designs or logos used or held by any Seller Group Company (including, for the avoidance of doubt, the word “ScanSource”) or any confusingly similar mark, design, name or logo;

4.	to the extent not paid on or prior to Completion:

(a)

to procure that (i) the Transaction Bonuses (excluding the Deferred Transaction Bonuses Amount) (the “Completion Transaction Bonuses”) (less the Transaction Bonuses Taxes required to be withheld thereon and less any Transaction Bonuses paid by any Seller Group Company or Target Group Company prior to Completion) are paid to the applicable employees of the Target Group entitled thereto by the relevant Target Group Company on the first monthly payroll date of the relevant Target Group Company after Completion, and (ii) the Transaction Bonuses Taxes plus the employee share of any payroll taxes due on the Completion Transaction Bonuses are remitted to, and all associated filings are submitted to, the appropriate Tax Authority when such payments and filings are due;

(b)

to procure that (i) the Deferred Transaction Bonuses Amount (less the Transaction Bonuses Taxes required to be withheld thereon) are paid to the applicable employees of the Target Group entitled thereto by the relevant Target Group Company in accordance with the terms applicable to the relevant Transaction Bonus after Completion, and (ii) the Transaction Bonuses Taxes plus the employee share of any payroll taxes due on the Deferred Transaction Bonuses Amount are remitted to, and all associated filings are submitted to, the appropriate Tax Authority when such payments and filings are due;

5.

that it acknowledges that the Seller may need access from time to time after Completion to certain accounting, tax and other records and information held by Target Group Companies to the extent such records and information pertain to events occurring prior to Completion for the purpose of (a) filing its tax returns or dealing with the relevant Tax Authority in respect of such returns, (b) complying with Applicable Laws or regulations and (c) enforcing its rights under this agreement, and, accordingly, the Purchaser agrees that it shall cause each Target Group Company (and each other relevant Purchaser Group Company) to, until such time as a relevant Target Group Company is no longer part of the Target Group:

(a)

properly retain and maintain such records for the period required by Applicable Law or, if later, until the date that is five years after Completion (unless the Seller agrees in writing that such retention and maintenance is no longer necessary); and

(b)

upon being given reasonable notice by the Seller and subject to the Seller giving such reasonable undertaking as to confidentiality as the Purchaser shall reasonably require, promptly (and within five Business Days of a request for such reasonable access) allow the Seller and its Representatives, to (i) inspect, review and make copies of such records and information for and only to the extent necessary for that purpose, and (ii) subject to compliance with any restrictions on occupancy, use and social distancing in the relevant jurisdiction or geographic area, be given reasonable access to any premises of each Target Group Company during normal working hours.

Schedule 5

Warranties

Part 1

Interpretation

In this Schedule:

1.1	the following words and expressions shall have the following meanings:

“Anti-Bribery and Corruption Laws” means the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or the anti-bribery and corruption laws of any jurisdiction to which any Target Group Company is subject;

“CJRS” means the Coronavirus Job Retention Scheme established and governed by the CJRS Treasury Directions;

“CJRS Treasury Directions” means the first, second and third CJRS Treasury Directions made under sections 71 and 76 of the Coronavirus Act 2020;

“COVID-19” means the 2019 outbreak of the novel coronavirus disease;

“Data Protection Laws” means all Applicable Laws in respect of data protection;

“Employee” means an individual who is employed by any Target Group Company, including any person who is on secondment;

“Environment” means all organisms (including humans), ecosystems, property and the following media:

(a)	air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground);

(b)	water (including water under or within land or in drains or sewers and coastal and in-land waters); and

(c)	land (including land under water);

“Environmental Laws” means all Applicable Laws in respect of any Target Group Company or the Properties and which have as a purpose or effect the protection of the Environment or the prevention of Harm or the provision of remedies in respect of Harm or Environmental Permits;

“Environmental Permits” means all Permits, notifications or registrations made or issued pursuant to or under, or required by, Environmental Laws by any Target Group Company for the lawful carrying on of the Business of a Target Group Company or the lawful use or occupation of the Properties;

“Flexible Furlough” means a period of Furlough during which employees also work on a part-time basis, and Flexibly Furloughed shall be interpreted accordingly;

“Former Employee” means any past Employee of a Target Group Company;

“Furlough” a temporary period of leave which satisfies the terms of the CJRS during which employees are not working but are kept on the payroll, and Furloughed shall be interpreted accordingly;

“Governmental Entity” means the government or agency of any country, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including, in all cases, any authority or other quasi-governmental entity established to perform any of such functions, in each case in any jurisdiction;

“Harm” means harm or damage to, or other interference with, the Environment and includes any detrimental effects on the health of living organisms or other interference with the ecosystems of which they form part and, in the case of humans, includes bodily injury;

“Information Technology Systems” means all network and information systems, comprising all computer hardware (including network and telecommunications equipment) and mobile devices, software (including associated user manuals, object code and source code and firmware) and databases owned, leased or licensed by or to any Target Group Company;

“Intellectual Property” means patents, trademarks, copyrights, trade names, domain names, designs, product descriptions, source codes, proprietary business know how and any other intellectual property (whether registered or not), including all registrations, applications and licenses therefore;

“Lease” means the lease under which a Leasehold Property is held;

“Leasehold Properties” means the leasehold properties set out in Part 2 of Schedule 8 and Leasehold Property means any one of them or part or parts of any one of them;

“Material Contracts” means all arrangements of the Target Group Companies:

(a)	which generated revenues for the Target Group in excess of EUR 3,000,000 during the period beginning on 1 July 2018 and ending on 30 June 2019;

(b)	granting exclusive rights to make, sell or distribute any of the Target Group Companies’ products;

(c)	in respect of the supply of goods or services to the Target Group with a value in excess of EUR 5,000,000 during the period beginning on 1 July 2018 and ending on 30 June 2019;

(d)	under which a Target Group Company leases any of the Properties;

(e)	in respect of the employment terms of Senior Employees;

(f)	in respect of the Pensions Arrangements; and

(g)	in respect of Registered Intellectual Property,

any amendments, variations or modifications to any of the above (including details of any negotiations or proposals to do so);

“Pension Arrangements” means each of the pension, retirement gratuity and termination indemnity schemes, plans or arrangements set out in the Data Room;

“Registered Intellectual Property” means those Intellectual Property rights that have been or are in the process of being registered with any national or international registry (including all renewals, extensions and applications for registration) and which are owned by any Target Group Company;

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (as may be amended from time to time);

“Sanctioned Person” means any individual, entity, or vessel that is the subject or target of Sanctions Laws, including: (a) any individual, entity, or vessel listed on any sanctions-related restricted party list the United Kingdom, the United States or any other applicable jurisdiction, (b) any entity that is, directly or indirectly, owned as to 50% or more, or otherwise controlled by, one or more individuals or entities described in (a) above, or (c) any national of a Sanctioned Country (excluding any such national that has taken up permanent residence outside the relevant Sanctioned Country);

“Sanctions Laws” means all laws, rules and regulations applicable to the Target Group relating to economic or trade sanctions in any jurisdiction including the rules and regulations administered or enforced by the United States (including by the US Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union, the United Kingdom and all other applicable EU member states;

“Subsidiaries Shares” means the shares held directly or indirectly by the Target Company in the Subsidiaries, details of which are given in Part 2 of Schedule 1; and

“Worker” means all persons who, although not Employees, personally work for or provide services to a Target Group Company.

Part 2

Fundamental Warranties

1.	Capacity

1.1	Duly constituted

The Seller has been duly incorporated and is validly existing and in good standing under the laws of the state or jurisdiction of its incorporation.

1.2	Power to contract

(a)

The Seller has full power and authority to enter into and perform each of the Transaction Documents to which it is a party and, assuming due authorisation, execution and delivery by the other parties thereto, each Transaction Document constitutes or will, when executed, constitute binding obligations on the Seller in accordance with its terms, subject to any principles of equity or insolvency law. The Seller has executed this agreement in its final form.

(b)	The execution and delivery of, and the performance by the Seller of its obligations under this agreement will not result in a breach or constitute a default of:

(i)	any agreement or instrument to which the Seller is a party or by which it is bound; or

(ii)	any law, order, judgment, decree of any court or governmental agency to which the Seller is a party or by which the Seller is subject or bound.

1.3	Authorisations

The Seller has obtained all Permits required to empower it to enter into and to perform its obligations under the Transaction Documents and there are no Actions, disputes or investigations by or before any Competent Authority pending or threatened in any written notice, against the Seller or any member of the Target Group that, if adversely determined, would prohibit the consummation of the Transaction.

1.4	Solvency

The Seller is not in insolvency, administration, liquidation or receivership nor any other analogous or similar circumstance in any territory or jurisdiction in which the Seller is incorporated or operates (and no order or resolution therefor has been presented and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been given or threatened in any written notice), and there are no valid grounds or circumstances on the basis of which any such procedure may be requested. The Seller is able to pay its debts when due.

2.	Title

2.1	Company duly constituted

(a)	The Target Company and each Subsidiary have been duly incorporated and are validly existing, and where applicable in good standing, under the laws of the jurisdiction of its incorporation.

(b)	The Target Company has all requisite corporate powers and authority to own its assets and to conduct the business being carried on by it as at the Completion Date.

2.2	Shares

(a)

The Seller owns and has full power and right to sell and transfer the beneficial title in the Shares on the terms of this agreement. The Seller’s general partner, 4100 Quest LLC, holds the full legal title in the Shares and the Seller has full power and right to procure the transfer of the legal title in the Shares on the terms of this agreement.

(b)	The Target Company is (or a Subsidiary is) the sole owner of the Subsidiaries Shares, in each case free from any Encumbrances.

(c)	The Shares and the Subsidiaries Shares:

(i)	represent the entire allotted and issued share capital of the respective Target Group Company; and

(ii)	are free from Encumbrances.

(d)

There are in existence no rights to or options for the issue, allotment or transfer of any loan or share capital of any Target Group Company nor any rights to convert any loan or share capital into share capital or share capital of a different description.

Part 3

Business Warranties

1.	The Target Company and the Subsidiaries

1.1	The information set out in Schedule 1 is true and accurate.

1.2

The copies of the constitutional documents of each Target Group Company that are provided in the Data Room contain full details of the rights and restrictions attaching to each of the Shares and the Subsidiaries Shares and are true, complete, accurate and up-to-date in all material respects. Each Target Group Company has complied with its constitutional documents in all material respects and none of the activities, agreements, commitments or rights of each Target Group Company is ultra vires or unauthorised.

1.3	To the extent required by Applicable Law, the statutory books of each Target Group Company:

(a)	contain a true, complete and accurate record of all matters required by law to appear in them; and

(b)	have been properly kept in all material respects,

(c)	are under the control of the Target Group Company to which they relate,

and no Target Group Company has received any application or request for rectification of its statutory registers or any other notice that any of them is incorrect.

1.4

So far as the Seller is aware, all returns in relation to any Target Group Company required to be filed with the companies’ registry in the jurisdiction of incorporation of the relevant Target Group Company have been filed.

1.5	So far as the Seller is aware, all Encumbrances granted to or by any Target Group Company have (if appropriate) been properly registered in any relevant jurisdiction.

1.6	No Target Group Company is a party to any shareholders’ agreement or similar arrangement that purports to regulate, control or otherwise affect the voting or disposition of its shares.

1.7	No Target Group Company:

(a)	has any place of business or branch or permanent establishment outside its jurisdiction of incorporation other than as specified in Schedule 1 of this agreement; or

(b)	has within the last three years had any subsidiaries or subsidiary undertakings, other than the Subsidiaries.

2.	Share Capital

2.1	No Share or any of the shares in the capital of the Subsidiaries has been issued in violation of any pre-emptive rights, rights of first refusal or similar rights.

2.2

There are in existence no rights to or options for the issue, allotment or transfer of any loan or share capital of any Target Group Company nor any rights to convert any loan or share capital into share capital or share capital of a different description.

2.3	All of the Shares and all shares in the capital of the Subsidiaries are validly allotted and issued and fully paid or properly credited as fully paid.

2.4

No Target Group Company has sold or otherwise disposed of any shares in circumstances such that it is, or might reasonably be expected to, still subject to any liability under any representation, warranty or indemnity given in connection with such sale or disposal.

2.5

No Target Group Company has sold or otherwise disposed of any assets in the last 12 months in circumstances such that, so far as the Seller is aware, it is, or might reasonably be expected to be still subject to any liability under any representation, warranty or indemnity given in connection with such sale or disposal other than in the ordinary course of business.

3.	Accounts

3.1

The Audited Accounts give a true and fair view of the state of affairs of the relevant Audited Entity as at the Last Accounts Date and of its profits or losses for the Financial Year ended on the Last Accounts Date and have been prepared in accordance with the Relevant Accounting Standards for the relevant Audited Entity.

3.2

The Unaudited Accounts have been prepared with due care and attention and on a consistent basis in respect of the relevant members of the Target Group that are not Audited Entities and do not materially misstate (a) the assets and liabilities of the relevant Target Group Company as at the Last Accounts Date or (b) the profits or losses of the relevant Target Group Company for the Financial Year ended on the Last Accounts Date.

3.3

The Management Accounts have been prepared with due care and attention, on a basis generally consistent with preparation of the relevant Audited Accounts and Unaudited Accounts and do not materially misstate the assets and liabilities of the relevant Target Group Company as at the relevant date of their preparation.

3.4

The Target Group Pro Forma Accounts have been prepared with due care and attention, on a basis generally consistent with preparation of the relevant Audited Accounts and Unaudited Accounts and do not materially misstate the assets and liabilities of the Target Group as at the relevant date of their preparation.

3.5

The Last Accounts, as at the date to which they were prepared, make adequate provision for all actual liabilities (i.e. not contingent liabilities) and redundant, obsolete, unsaleable, deteriorated or slow moving stocks, in accordance with the Target Group’s accounting policies disclosed in the Data Room references 13.1.10—13.1.12.

3.6

So far as the Seller is aware, the stock was included in the Last Accounts at figures not exceeding the amounts which could, given the circumstances existing at the relevant accounts date, reasonably be expected to be realised in the normal course of carrying on the business of the Target Group which includes reselling to customers, returning product to vendors according to their policies, and require active contracts with vendors to receive vendor rebates, discounts in the form of pricing credits and other allowances.

3.7	The book debts owing to the Target Company or any of the Subsidiaries which were included in the Last Accounts or Management Accounts or which have subsequently arisen (“Relevant Book Debts”):

(a)

have arisen from bona fide transactions entered into by the relevant member of the Target Group involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and

(b)

so far as the Seller is aware, constitute only valid, undisputed claims of the relevant Target Group Company not subject to claims of set-off or counterclaims other than cash and other pricing discounts accrued in the ordinary course of business consistent with past practice.

3.8

None of the Relevant Book Debts have been released on terms that the debtor has paid less than the full value of his debt and, so far as the Seller is aware, all such debts have realised or can reasonably be expected to realise in the normal course of collection their full value as indicated in the Last Accounts or Management Accounts or in the books of the Target Group Companies after taking into account the provision for bad and doubtful debts made in the Last Accounts or Management Accounts with such provision having been determined in accordance with US GAAP. For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

3.9	The Target Group has no work in progress.

4.	Position since Last Accounts Date

4.1	Since the applicable Last Accounts Date:

(a)	there has been no material adverse change in, or damage, destruction or loss (whether or not covered by insurance) materially affecting the financial position of the Target Group;

(b)	no Target Group Company has, other than in the ordinary course of business:

(i)	acquired, sold, transferred or otherwise disposed of any material assets;

(ii)	allotted or issued or agreed to allot or issue any shares or any securities or granted or agreed to grant any right which confers on the holder any right to acquire any shares or other securities;

(iii)	repaid, redenominated, redeemed or purchased any of its share capital or loan capital or agreed to do so;

(iv)	reduced its share capital;

(v)	passed any resolution or obtained any consent from any of its members;

(vi)	made, or agreed to make, any material change (including any change by the incorporation, acquisition or disposal of a subsidiary or a business) in the nature or extent of its business;

(vii)	cancelled, waived, released, compromised, assigned or discontinued any of its material rights or claims or any material debts owed to it;

(viii)	borrowed or raised any money or taken any financial facility (other than equipment leases); or

(ix)	so far as the Seller is aware, failed to pay its creditors within any agreed time for payment.

5.	Financial matters

5.1	Details of the borrowing or indebtedness of the Target Group Companies are set out in the Disclosure Letter.

5.2

So far as the Seller is aware, there has not occurred any material event of default that would entitle any person to call for early repayment under any arrangement relating to any borrowing or indebtedness or to enforce any security given by a Target Group Company and no such written call or notice has been received by any Target Group Company.

5.3

So far as the Seller is aware, no Target Group Company is a participant in any COVID-19 related corporate borrowing schemes or other COVID-19 related business support measures facilitated by the UK government, including (without limitation) the Coronavirus Business Interruption Loan Scheme, Coronavirus Bounce Bank Loans, the Coronavirus Large Business Interruption Loan Scheme, the Covid Corporate Financing Facility and the Coronavirus Future Fund (but excluding for the purposes of this warranty the CJRS) or any similar corporate borrowing schemes or business support measures under any other government which is analogous to or which has similar effect to the above in any jurisdiction in which the Business operates (the “COVID-19 Facilities”).

5.4	So far as the Seller is aware, neither the Target Company nor any of the Subsidiaries has contravened or otherwise failed to comply with the terms and conditions of any COVID-19 Facilities.

5.5	No Target Group Company has factored any debts, or engaged in any financing arrangements or arrangements having the commercial effect of borrowing, not shown in the Last Accounts.

5.6

So far as the Seller is aware, neither the Target Company nor any of the Subsidiaries is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body other than the COVID-19 Facilities.

5.7

So far as the Seller is aware, there are no liabilities which are outstanding on the part of a Target Group Company over EUR 500,000 other than those liabilities Disclosed in the Audited Accounts, Unaudited Accounts or Management Accounts or which have arisen in the ordinary course of business since the Last Accounts Date.

5.8	Other than the Seller Group Debt, there is no outstanding borrowing between the Target Company or any of the Subsidiaries and any third party.

6.	Contractual and other matters

6.1	Complete copies of all Material Contracts are contained in the Data Room.

6.2	Other than as Disclosed in the Data Room, there is not outstanding any material third party arrangement to which any Target Group Company is a party or by which it is bound that:

(a)	is a partnership, joint venture, consortium, profit or loss sharing or agency arrangement;

(b)

except for licences for Intellectual Property, is of a long term nature (that is to say, unlikely to be fully performed within 5 years of it being entered into or cannot be terminated without penalty by either party giving less than six months’ notice to the other);

(c)	so far as the Seller is aware, is not on arm’s length terms;

(d)	so far as the Seller is aware, requires or is likely to require expenditure by any Target Group Company of in excess of EUR 3,000,000;

(e)	is not in the ordinary course of the Business;

(f)

is a bid, tender, proposal or offer that, if accepted, would result in any Target Group Company becoming a party to any arrangement of a kind described in any of the preceding paragraphs of this paragraph 6.2; or

(g)

is a finance lease, hire purchase, rental or credit sale agreement, or which otherwise provides for the purchase or right to purchase any asset by instalment payments in each case requiring a payment over the term of the agreement above EUR 300,000 and an aggregate payment over the term of those agreements above EUR 2,000,000.

6.3	With respect to each Material Contract to which any Target Group Company is a party or by which it is bound:

(a)	the relevant Target Group Company has materially performed its material obligations thereunder; and

(b)	no Target Group Company has received any written notice of material breach, material default or termination within the preceding 12 months.

7.	Assets

7.1

Other than as Disclosed in the Disclosure Letter, all of the material assets owned by any Target Group Company are the sole, absolute property of the relevant Target Group Company and there is no material outstanding Encumbrance (or any hire purchase, lease, purchase or credit sale agreement) over all or any part of such material assets. Other than as Disclosed in the Disclosure Letter, all of the material assets (other than Property) owned by any Target Group Company, or in respect of which the relevant Target Group Company has a right of use, which are capable of possession are in the possession or under the control of a Target Group Company (save where in the possession of a third party in the normal course of business).

7.2

The assets and rights (other than Property) of the Target Group Companies and the facilities and services to which a Target Group Company has a legally enforceable right include all material assets and rights (other than Property) necessary for the carrying on of the Business substantially in the manner in which it is currently carried on.

7.3

So far as the Seller is aware, the stock-in-trade (excluding inventory held for customer demonstration purposes) of each Target Group Company is not excessive and is adequate in relation to the current trading requirements of the Business, is in reasonable working condition and not obsolete or slow-moving and is capable of being sold by the relevant Target Group Company in the ordinary course of the Business in accordance with its current price list subject to vendor sponsored discounts, rebates and allowances (or to the extent that this is not the case, adequate provision or reserve has been made therefor in the Last Accounts). Inventory accounted for on the balance sheet includes stock in transit both in-bound from supplier and out-bound when required under applicable revenue recognition accounting rules and policies.

7.4	No stock-in-trade is held on a consignment basis.

8.	Transactions with the Seller and Seller’s interests

8.1

So far as the Seller is aware, other than the Seller Group Debt there is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Target Company or any of the Subsidiaries and any of the following:

(a)	the Seller, any Seller Group Company or any Affiliate; or

(b)	each person who is a director or shadow director of the Target Company or any of the Subsidiaries, or a director of any Seller Group Company (or any Affiliate with any of them),

and there are no outstanding Seller Group Receivables.

8.2

So far as the Seller is aware, neither the Seller nor any member of the Seller Group is entitled to a claim of any nature against the Target Company or any of the Subsidiaries in respect of an event occurring before the Completion Date, or has assigned to any person the benefit of any such claim.

9.	Insolvency etc.

9.1	No Target Group Company:

(a)	has: (i) failed to, or admitted that it is not able to, pay any of its debts as they fall due or (ii) suspended making payments on any of its debts; and

(b)	is insolvent within the meaning of any insolvency laws applicable to the relevant Target Group Company.

9.2

No corporate action, legal proceeding or other procedure or step has been taken to commence an insolvency process, commence a moratorium in respect of any borrowings or indebtedness of any Target Group Company, commence any enforcement action or other similar process (including in respect of any of the assets of any Target Group Company), appoint an insolvency officeholder in respect of any asset of any Target Group Company or in respect of any Target Group Company under any insolvency laws applicable to the relevant Target Group Company and, so far as the Seller is aware, no procedure or step analogous to the above has been taken in any jurisdiction.

10.	Powers of Attorney

So far as the Seller is aware no Target Group Company has given any powers of attorney that are still outstanding or effective to any person to enter into any contract or commitment to do anything on its behalf, other than the authority of employees to enter into contracts or perform their duties in the ordinary course of business.

11.	Compliance

11.1

Each Target Group Company has in the last five years conducted, and currently conducts, its business and corporate affairs (including obligations owed to or in respect of Employees or customers) in all material respects in accordance with its constitutional documents and in all material respects in compliance with Applicable Laws.

11.2	In the last five years, no Target Group Company has received written notice from any Competent Authority that it is in violation of any Applicable Laws.

11.3

Each Target Group Company has obtained and complied with all material Permits necessary to carry on its business in the places and in the manner in which it is carried on at the date of this agreement and, so far as the Seller is aware, made all material filings required for or in connection with the carrying on of its business in the places and in the manner in which its business is now carried on.

11.4

So far as the Seller is aware, there are no pending or threatened proceedings which might in any way affect the material Permits and the Seller is not aware of any other reason why any of them should be suspended, threatened or revoked or be invalid.

11.5

No Target Group Company has been notified that any materially significant investigation, enquiry or disciplinary proceeding in any jurisdiction in respect of its affairs is being or has been conducted in the last five years by any Competent Authority and, so far as the Seller is aware, there are no circumstances which currently exist and are likely to give rise to any such investigation or enquiry.

11.6	So far as the Seller is aware, no Target Group Company has, directly or indirectly:

(a)	given, promised, offered or authorised; or

(b)	accepted, requested, received or agreed to receive,

any payment, gift, reward, rebate, contribution, commission, incentive, inducement or advantage to or from any person, in contravention of Anti-Bribery and Corruption Laws.

11.7

No member of the Target Group is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Anti-Bribery and Corruption Laws, and so far as the Seller is aware, no such investigation, inquiry or proceedings have been threatened or are pending.

11.8	So far as the Seller is aware, no Target Group Company nor any of its directors or officers, is currently, or has been in the last five years:

(a)	a Sanctioned Person;

(b)	organised, resident or located in a Sanctioned Country; or

(c)	engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws; or

(d)	otherwise in violation of applicable Sanctions Laws.

11.9

The Target Group has implemented and maintain in effect written policies, procedures and internal controls that are reasonably designed to prevent, deter and detect violations of Anti-Bribery and Corruption Laws and Sanctions Laws by the Target Group and each Target Group Company, its directors, officers or employees, or by any other person acting on a Target Group Company’s behalf.

11.10	During the five years prior to the date of this agreement, no Target Group Company has:

(a)	received from any Governmental Entity or any other person any notice, inquiry, or internal or external allegation;

(b)	been the subject of any investigation by any Governmental Entity;

(c)	made any voluntary or involuntary disclosure to a Governmental Entity; or

(d)	conducted any internal investigation or audit,

in each case relating to or arising from any actual or potential violation or wrongdoing related to Sanctions Laws or Anti-Bribery and Corruption Laws.

12.	Litigation

12.1

No Target Group Company nor any of their respective directors for whose acts the Target Company or any of the Subsidiaries may be vicariously liable is engaged in any Action other than Actions in respect of debt collection in the ordinary course of business.

12.2

So far as the Seller is aware, no Action is pending or has been threatened in writing, by or against any Target Group Company nor any of their respective directors for whose acts the Company or any of the Subsidiaries may be vicariously liable, and there are no valid circumstances known to the Seller as at the Completion Date on the basis of which any such procedure may be requested.

12.3	So far as the Seller is aware, there is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against any Target Group Company.

13.	Insurance

13.1

A summary of the material particulars of the Insurance Policies has been made available in the Data Room. So far as the Seller is aware, there has been no default under any of the Insurance Policies, and nothing has been done or omitted to be done that would make any of the Insurance Policies void or voidable or enable the insurers to avoid the same.

13.2	All premiums due on the Insurance Policies have been paid.

13.3

No claim exceeding EUR 100,000 is outstanding either by the insurer or the insured under any of the Insurance Policies in respect of any Target Group Company and the Seller is not aware of any circumstances likely to give rise to such a claim or result in a material increase in premiums.

14.	Employment

14.1

The Data Room contains the following information relating to the Employees and Workers and that information is complete and accurate in all material respects: anonymised identifier, date of birth, date of commencement of continuous employment or engagement, employing entity, salary, job title, place of work and notice period.

14.2

The Data Room contains copies of the contracts of employment of each Senior Employee, a sample of the terms and conditions of employment between each relevant Target Group Company and its Employees and each Target Group Company’s staff handbook.

14.3

All employment contracts between each Target Group Company incorporated in England and Wales and its Employees and Workers allow the employer to lawfully terminate the contract (in accordance with the relevant procedure prescribed under applicable national laws) by giving not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or other liability on the part of the relevant Target Company other than accrued entitlements such as wages, accrued vacation pay, commission (including variable pay and performance bonuses) or pension.

14.4

All employment contracts between each Target Group Company incorporated outside of England and Wales and its Employees and Workers allow the employer to lawfully terminate the contract (in accordance with the relevant procedure prescribed under applicable national laws) by giving not more the notice period required by applicable national law without compensation (other than for unfair dismissal or a statutory redundancy payment) or other liability on the part of the Target Company other than accrued entitlements such as wages, accrued vacation pay, commission (including variable pay and performance bonuses) or pension.

14.5

No Target Group Company formally recognises any trade union or other worker’s representative body in respect of any Employee for the purpose of collective bargaining or information or consultation. No Target Group Company has received any written request for recognition of any trade union or for the establishment of a European Works Council, information and consultation body or any other employee representative body in respect of any Employee.

14.6

So far as the Seller is aware, neither the Target Company nor any of the Subsidiaries has offered or agreed to any future material variation in the terms of employment of any Employee or Worker other than in the ordinary course of business in relation to annual performance and remuneration reviews.

14.7

Neither the Target Company nor the Subsidiaries has introduced or is a party to, bound by or proposing to introduce in respect of any of its directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection other than as prescribed under applicable national law.

14.8	The Target Group has received legal advice from external counsel for the past 5 years when negotiating and calculating provision for redundancy payments and settlements.

14.9

So far as the Seller is aware, no Target Group has included any term in the employment contracts for any of its Employees which deviate from statutory redundancy payment entitlements pursuant to applicable national law.

14.10	No Senior Employee has since the Last Accounts Date given written notice terminating their contract of employment or is under notice of dismissal.

14.11

So far as the Seller is aware, every Employee or Worker who requires permission to work in the relevant country in which they are working has provided the applicable Target Group Company with appropriate evidence of his/her permission to work in that country.

14.12

No Senior Employee is currently in receipt of benefits under any long-term disability or permanent health insurance scheme. No Senior Employee has been absent from work for longer than one month during the twelve months prior to the date of this agreement other than pursuant to their annual leave entitlement or maternity, adoption, paternity or parental leave.

14.13

The Disclosure Letter includes anonymised details of all Employees or Workers who have been absent and unable to work for a period of 21 days or more due to COVID-19, or measures taken in connection with it, and how such Employees or Workers are being paid (excluding those who are Furloughed or Flexibly Furloughed).

14.14	The Disclosure Letter contains anonymised details of all Employees or Workers who are or have been Furloughed or Flexibly Furloughed under the CJRS and includes:

(a)	copies of the written terms on which they are or have been Furloughed or Flexibly Furloughed and any agreed variation to their existing terms of employment;

(b)	details of the maximum number of employees that the Target Company (or any of its Subsidiaries) has claimed for under the CJRS for any previous claim;

(c)	copies of all claims records, including calculations;

(d)	copies of any communications with HMRC (or other applicable body in the relevant jurisdiction) regarding calculation errors or penalties due; and

(e)	details of consultation undertaken to implement Furlough and Flexible Furlough.

14.15	No claim has been made under the CJRS that is contrary to the exceptional purpose of the CJRS.

14.16

The Target Company and the Subsidiaries have complied with their obligations under section 188 of Trade Union and Labour Relations (Consolidation) Act 1992 when implementing Furlough and Flexible Furlough.

14.17

In respect of each of the Employees and the Workers, the Target Company and the Subsidiaries has materially complied with their health and safety obligations under statute, common law and any applicable guidance in relation to COVID-19.

14.18	No Employee has been unable to take their statutory annual leave in the current holiday year because it is not reasonably practicable to do so as a result of COVID-19.

14.19	Copies of all Transaction Bonuses are provided in the Data Room.

15.	Pensions

15.1

Other than the Pension Arrangements and arrangements for the provision of state-mandated benefits, the Target Group does not participate in an arrangement or agreement to provide, and the Target Group has no obligation to provide, or contribute to, pensions, annuities, lump sums, gratuities or similar benefits on or after retirement or termination of service with the Target Group to or in respect of an Employee or Former Employee.

15.2

The Data Room contains material particulars of the Pension Arrangements, including copies of the material documentation governing the Pension Arrangements or summaries thereof, and details of the contributions payable to or in respect of the Pension Arrangements.

15.3	In respect of the Pension Arrangements:

(a)	so far as the Seller is aware, the Pension Arrangements materially comply with their respective terms, Applicable Law and local tax requirements; and

(b)	all employer contributions due to the Pension Arrangements (or to any insurer or other third party in connection with the Pension Arrangements) have been paid when due.

15.4	There are no disputes in progress in relation to the Pension Arrangements and, so far as the Seller is aware, there are no disputes threatened or pending.

16.	Information technology

16.1

The Target Group Companies are the sole legal and beneficial owners of, or have the contractual right to use, the Information Technology System in the manner they were used immediately prior to the date of this agreement.

16.2

Other than as set out in the Data Room, in the twenty four months prior to the date of this agreement, the Target Group has not suffered any material failures or bugs in, or breakdowns of, any Information Technology System used in connection with the Business which have caused any material disruption to the use of the Information Technology System by the Target Group.

16.3	The Target Group Companies have commercially reasonable maintenance and support arrangements in place in respect of the Information Technology System, summaries of which are in the Data Room.

16.4	The Target Group has taken steps designed to ensure that the Information Technology System used by each Target Group Company in the carrying on of its business is free of any virus or other malware.

16.5

The Target Group has followed and does follow commercially reasonable procedures to back up electronically stored information, and the Target Group has commercially reasonable disaster recovery and business continuity arrangements in place for the Information Technology Systems, summaries of which are in the Data Room.

17.	Data Protection

17.1

The Target Group has implemented and materially followed their data privacy, data protection and data security practices regarding the processing of personal data in connection with the operation of the relevant businesses.

17.2

As of the date hereof, there is no action initiated by any person pending or, so far as Seller is aware, threatened in writing against any of the Target Group Companies, alleging a violation of any person’s data privacy, data protection or data security rights, nor has there been any court order affecting any Target Group Company’s use, disclosure or other processing of any personal data.

17.3

So far as the Seller is aware, none of the Target Group Companies have been the subject of any investigation by a data protection authority regarding its acquisition, use, disclosure or other processing of any personal data.

17.4

In the 12 months prior to the date of this agreement, no written notice alleging material non-compliance with the Data Protection Law (including any enforcement notice or monetary penalty notice) has been received by any of the Target Group Companies from any data protection authority.

18.	Properties

18.1	The Properties are the only properties owned, leased, or occupied by a Target Group Company.

18.2	The information set out in Schedule 8 is not misleading in any material respect.

18.3	Each relevant Target Group Company has:

(a)	paid all rent and all other sums payable by it pursuant to the terms of the relevant Lease which has become due in respect of any of the Properties; and

(b)	so far as the Seller is aware performed and observed in all material respects all other material obligations, conditions or restrictions under each Lease affecting any of the Properties.

18.4	No Target Group Company has received written notice that it is not in compliance in all material respects with any of its material obligations under the Leases of the Properties.

18.5	The present use of the Properties is the permitted use under the terms of the Leases of the Properties.

18.6

Neither the Seller nor any Target Group Company has received written notice of any material disputes, claims, demands, actions, notices, proceedings or complaints relating to any of the Properties which are likely to prevent or significantly impede the Target Group Company from carrying out the Business (as currently conducted) in all material respects at any of the Properties.

18.7

So far as the Seller is aware, the relevant Target Group Company has all other rights necessary for the current use and enjoyment of the relevant Properties for the purposes of the Business (as currently conducted).

18.8	All Leases have, where necessary, been registered.

18.9

So far as the Seller is aware, there is no actual or contingent liability on the part of any Target Group Company arising directly or indirectly out of any land and buildings that have, at any time before the Completion Date, been owned (under whatever tenure) and/or occupied and/or used by a Target Group Company, but which are either:

(a)	no longer owned, occupied or used by a Target Group Company, or

(b)	owned, occupied or used by a Target Group Company otherwise than pursuant to a Lease.

18.10	So far as the Seller is aware, no collateral assurances, undertakings or concessions have been made by any party to any Lease.

19.	Environmental matters

19.1

So far as the Seller is aware, each Target Group Company complies and has at all times in the past 18 months complied in all material respects with all Environmental Laws and Environmental Permits applicable to it.

19.2

So far as the Seller is aware, each Target Group Company has obtained all necessary Environmental Permits for the carrying on of the Business substantially in the manner in which it is currently carried on.

20.	Intellectual property

20.1

Schedule 7 contains a complete list of all Registered Intellectual Property that is owned by any Target Group Company. A Target Group Company is the sole registered proprietor of the Registered Intellectual Property set out in Schedule 7.

20.2	All fees relating to the Registered Intellectual Property due on or before Completion have been paid in full.

20.3	The Disclosure Letter contains details of all material Intellectual Property that is licensed to a Target Group Company for a material fee amount.

20.4

Neither the validity or subsistence of the Registered Intellectual Property, nor the right, title and interest of the Target Group Company in the Registered Intellectual Property, is the subject of any current, pending or threatened challenge, claim or proceedings (including for opposition, cancellation, revocation or rectification) nor has it been in the last 6 years.

20.5

So far as the Seller is aware, no Target Group Company is infringing or has infringed (in the three years prior to the date of this agreement) the Intellectual Property Rights of any third party and no Target Group Company has received written notification from any third party of an allegation of any such infringement.

21.	Tax

21.1

Each Target Group Company has in the previous four years filed all Tax returns, notices, reports, accounts, computations, statements, assessments, registrations and provided any other relevant information to the applicable Tax Authority as required by Applicable Law. All such returns and information remain materially correct and complete and none are the subject of any investigation or dispute by or with any Tax Authority.

21.2

Each Target Group Company has in the previous four years properly and within the applicable time limits paid all Tax which it has become liable to pay and it has not in the preceding four years paid or become liable to pay any penalty, fine, surcharge or interest in respect of Tax.

21.3

No Target Group Company is involved in any dispute or appeal with any Tax Authority nor is it or has it, in the previous four years, been subject to any non-routine audit, investigation, discovery or access order by any Tax Authority. So far as the Seller is aware, no Target Group Company is likely to be subject to a visit, audit, investigation or discovery from any Tax Authority.

21.4

Each Target Group Company has in the previous four years properly and within the applicable time limits submitted to the relevant Tax Authority all claims, elections and disclaimers which have been assumed to have been made for the purposes of computing any provision or reserve for Tax (including deferred Tax) included in the Last Accounts.

21.5

Each Target Group Company has in the previous four years prepared and maintained all records and documents relating to Tax as required by Applicable Law together with such additional records as are necessary to enable it to prepare accurate Tax returns.

21.6

The Disclosure Letter contains details of all concessions, agreements and arrangements (other than any concessions, agreements and arrangements which are wholly in accordance with a strict interpretation of the Applicable Law) that each Target Company has entered into with a Tax Authority.

21.7

In the previous four years, each Target Group Company has deducted or withheld all Tax which it has been obliged by Applicable Law to deduct or withhold from amounts paid by it, has properly accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld and has otherwise complied with its legal obligations in respect of such deductions or withholdings.

21.8

All transactions in the previous four years between a Target Group Company and any person who is or who has been connected or otherwise associated with a Target Group Company in any way for Tax purposes, have been and are on arm’s length terms, and each Target Group Company has maintained records of the appropriate details of all such transactions as required by any Applicable Law.

21.9

No Target Company has entered into, been party to or involved in any transaction (or series of transactions), scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of any liability to Tax.

21.10

Each Target Group Company has in the previous four years paid all stamp duties or similar transfer taxes (including interest and penalties) in respect of all documents or transactions necessary to establish such Target Group Company’s right or title to any asset and all such documents requiring stamping have been duly stamped and no additional Tax returns need to be filed in respect of any such transactions.

21.11	Each Target Group Company is a taxable person and, in the previous four years, has complied in all material respects with all applicable VAT legislation.

21.12	No Target Group Company has been, or will be, denied full credit or allowance for all VAT paid or suffered by it.

21.13

Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or transfer or registration tax relief granted on or before Completion which will affect a Target Group Company.

21.14	Each Target Group Company is and has in the previous four years been resident for Tax purposes only in the jurisdiction in which it is incorporated.

21.15	No Target Group Company has in the previous four years been liable for Tax in any jurisdiction other than the jurisdiction in which it was incorporated.

22.	Commissions

No person is entitled to receive from any Target Group Company any fee, brokerage or commission in connection with the Transaction Documents or anything contained in them.

Schedule 6

Limitations on the liability of the Seller under the Transaction Documents

1.	Scope

1.1

Save as otherwise expressly provided in this schedule, the provisions of this schedule shall operate to limit the liability of the Seller in respect of any claim under or in connection with the Transaction Documents (whether arising under, in or for breach of contract or, to the extent relevant, statute, tort (including negligence), breach of statutory duty, or otherwise) and references to “claim” and “claims” shall be construed accordingly.

1.2	Paragraphs 3.2, 3.3, 4 to 9, 11 and 12 shall not apply to any Tax Claim. The Tax Deed shall apply to claims under the Tax Warranties as it applies to claims under the Tax Deed.

1.3	All of the limitations on the liability of the Seller contained in this schedule are subject to paragraph 17.

2.	Limitations of Quantum

2.1

Subject to paragraph 2.2, the maximum aggregate liability of the Seller in respect of all claims (including claims under the Fundamental Warranties and the Tax Deed) shall not exceed the amount that is equal to 100% of the Purchase Price.

2.2

The maximum aggregate liability of the Seller in respect of all claims under the Business Warranties shall not exceed the amount that is equal to 50% of the Purchase Price, save that the maximum aggregate liability of the Seller in respect of all claims under the Business Warranties that are not Key Warranties shall not exceed the amount that is equal to 40% of the Purchase Price.

2.3	No liability shall attach to the Seller in respect of any claim under the Business Warranties:

(a)

unless the liability of the Seller in respect of such claim exceeds EUR 90,000 (provided that claims under the same Warranty in respect of similar facts and circumstances may be aggregated for these purposes) in which case the Seller shall (subject to paragraph 2.3(b)) be liable for the whole of that amount and not merely the excess; and

(b)

unless the aggregate amount of all claims for which they would, in the absence of this provision and of paragraph 2.3(a) above, be liable shall exceed EUR 300,000 in which case the Seller shall be liable for the whole of that amount and not merely the excess.

3.	Time Limits

3.1

The Seller shall have no liability in respect of any claim unless notice of that claim (stating in reasonable detail the nature of the claim (as then readily available) and including so far as reasonably practicable an estimate of the likely amount of the claim) shall have been served upon the Seller by the Purchaser:

(a)	in the case of a claim under the Business Warranties (other than the Tax Warranties), by no later than the date falling 18 months from the Completion Date;

(b)	in the case of a claim under the Fundamental Warranties, by no later than the date falling 7 years from the Completion Date;

(c)	in the case of a Tax Claim, by no later than the date falling 7 years from the Completion Date; and

(d)	in the case of any other claim not referred to in paragraphs (a), (b) or (c) above, by no later than the date falling 2 years from the Completion Date.

3.2

Subject to paragraph 9 of this Schedule, the liability of the Seller in respect of any claim specified in such notice shall cease (if that claim has not been previously satisfied, settled or withdrawn) and the claim shall be deemed to be irrevocably withdrawn if legal proceedings in respect of the claim shall not have been commenced against the Seller by being both issued and validly served on the Seller before the date falling nine months after the giving written notice of the claim (or, in the case of a claim in respect of a contingent liability, if later, before the date falling one month after the date on which the liability became actual or capable of being quantified).

3.3

No liability shall attach to the Seller to the extent that a claim has arisen or the amount of the claim has been increased because notice was not given to the Seller of the relevant facts of that claim on or before the twenty-fifth Business Day after the date on which a director or officer of the Purchaser first became aware thereof.

4.	Loss

The Seller shall not be liable under or in connection with the Transaction Documents or any collateral contract, for any: (a) indirect or consequential loss; or (b) costs in relation to any loss of the type specified in sub-paragraph (a), in each case howsoever arising, whether such loss or damage was foreseeable or in the contemplation of the parties and whether arising in or caused by breach of contract, tort (including negligence), breach of statutory duty or otherwise.

5.	Recovery from Third Parties and Conduct of Claims

5.1	Paragraph 5.2 shall apply in circumstances where:

(a)	any claim is made against any member of the Purchaser Group which may give rise to a claim by the Purchaser against the Seller;

(b)

any member of the Purchaser Group is or may be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Purchaser has or may have a claim against the Seller; or

(c)

the Seller shall have paid to the Purchaser an amount in respect of a claim and subsequent to the making of such payment any member of the Purchaser Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

5.2	Subject to any obligations that the Purchaser may have under any applicable policy of insurance, the Purchaser shall and shall procure that each other member of the Purchaser Group shall:

(a)

(subject to the Purchaser being indemnified to its reasonable satisfaction by the Seller against all reasonable costs and expenses which may properly be incurred by reason of such action) take such action as the Seller may reasonably request, including the institution of proceedings and the instruction of professional advisers approved by the Seller to act on behalf of the relevant member of the Purchaser Group, to avoid, dispute, resist, compromise, defend or appeal against any such claim against the relevant member of the Purchaser Group as is referred to in paragraph 5.1(a) or to make such recovery as is referred to in paragraphs 5.1(b) or 5.1(c), as the case may be, in accordance with the reasonable instructions of the Seller (such instructions not to be unreasonably withheld or delayed) provided that the Purchaser shall not be under any obligation to take such action if it would be reasonably likely to materially prejudice the Purchaser’s or the Target Group’s reputation or commercial interests;

(b)

not make any admission of liability or settle or compromise any liability or claim which has given or may give rise to a claim against the Seller without the prior written consent of the Seller which consent shall not be unreasonably withheld or delayed (and the parties agree that it shall be unreasonable to withhold consent where to do so would be reasonably likely to materially prejudice the Purchaser’s or the Target Group’s reputation or commercial interests); and

(c)

in the case of paragraph 5.1(c) only, promptly repay to the Seller an amount equal to the amount so recovered or, if lower, the amount paid by the Seller to the Purchaser following deduction of any Tax payable (by reference to the amount recovered from the third party) by any member of the Purchaser’s Group and less all reasonable costs and expenses properly incurred by any member of the Purchaser’s Group in recovering the amount (including any increase in any insurance premium payable by the Purchaser’s Group directly arising from the relevant recovery).

5.3	The Purchaser shall promptly:

(a)

notify the Seller of any claim made against a member of the Purchaser Group as referred to in paragraph 5.1(a), or any right of recovery which is or might be available, as referred to in paragraphs 5.1(b) and 5.1(c), after any member of the Purchaser Group becomes aware of the same;

(b)	keep the Seller fully informed of all material developments in relation to any claim, or right of recovery, as referred to in paragraph 5.3(a); and

(c)

provide all such information and documentation (no matter how it is recorded or stored) as the Seller shall reasonably request in connection with any claim, or right of recovery, as referred to in paragraph 5.3(a).

5.4

If and to the extent that a claim has arisen or the amount of the claim has been increased because the Purchaser failed to comply with paragraphs 5.2(a), 5.2(b) or 5.3 in relation to such claim (such increase in amount being the “Claim Excess”), the Seller shall not be liable for the Claim Excess.

6.	No Liability if Loss is Otherwise Compensated

6.1	Provision or reserve in the Completion Accounts

No liability shall attach to the Seller in respect of any claim if but only to the extent that a specific provision or reserve in respect of the matter giving rise to that claim has been made in the Completion Accounts or the Last Accounts.

6.2	Insurance

No liability shall attach to the Seller in respect of any claim if and to the extent that the claim relates to any loss or damage recovered by any member of the Purchaser Group under any policy of insurance or which would have been so recoverable but for any change in insurance coverage since Completion that was made otherwise than in the ordinary course of business.

7.	Future Acts

7.1	Change in legislation

The Seller shall not be liable:

(a)	in respect of any claim if and to the extent that the claim would not have arisen; or

(b)	for any increase in the amount of a claim if and to the extent the amount of the claim would not have been increased,

but for a change in legislation made after the date of this agreement or a change in the interpretation of Applicable Law after the date of this agreement (whether or not that change purports to be effective retrospectively in whole or in part) or but for any judgement delivered after the date of this agreement.

7.2	Voluntary acts and omissions

No liability shall attach to the Seller in respect of any claim if and to the extent that the claim would not have arisen but for an act or omission of the Purchaser or any Target Group Company or any member of the Purchaser Group carrying on the business of any Target Group Company in succession thereto after Completion (other than an act carried out pursuant to a legally binding obligation created on or before Completion).

7.3	Acts approved by Purchaser

The Purchaser shall not be entitled to bring any claim in respect of any act or omission carried out at the written request or with the written approval of the Purchaser prior to Completion or which is expressly authorised by this agreement.

8.	Contingent and Unquantifiable Liabilities

No liability shall attach to the Seller in respect of any claim if and to the extent that the claim is based upon a liability that is contingent only or is otherwise not capable of being quantified unless and until that liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be.

9.	Opportunity to Remedy

No liability shall attach to the Seller in respect of any claim if and to the extent that the breach giving rise to such claim is capable of remedy except to the extent that the relevant breach remains unremedied (without such cost) after the expiry of 45 days following receipt by the Seller of Notice from the Purchaser giving reasonable particulars of the relevant breach and requiring it to be so remedied and the period referred to in paragraph 3.2 of this Schedule shall be extended by 45 days in respect of the relevant breach.

10.	No Double Recovery

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, or indemnity more than once for the same Loss.

11.	Purchaser to Provide Information to Seller

Upon any claim being made against the Seller, the Purchaser shall (and shall procure that each other relevant member of the Purchaser Group shall), if reasonably requested by the Seller on reasonable notice, make available (during business hours and at the Seller’s cost) to accountants and other professional advisers appointed by the Seller reasonable access to its relevant records and information in connection with that claim.

12.	Corresponding Benefit

In assessing any damages or other amounts recoverable under this agreement there shall be taken into account the value of any benefit accruing to any member of the Purchaser’s Group in consequence of the matter or circumstances giving rise to the claim pursuant to which the damages or such other amounts become recoverable.

13.	Termination of Claims

The liability of the Seller shall cease and any subsisting claim shall be withdrawn upon the relevant member of the Target Group ceasing for any reason to be a member of the Purchaser’s Group, unless an assignment of any relevant benefit of the relevant member of the Target Group has taken place in accordance with clause 14.11 in which case the Seller’s liability shall continue.

14.	Payment of Claim to be in Reduction of Purchase Price

If the Seller pays any sum to the Purchaser pursuant to a claim, the Purchase Price shall be deemed to be reduced by the amount of that payment.

15.	Survival of these Provisions

The provisions of this Schedule 6 will not be discharged or cease to have effect in consequence of any termination or rescission of any other provision of this agreement.

16.	Mitigation Not Affected

Nothing in this agreement shall affect the application of the common law rules on mitigation in respect of any claim or any matter giving rise to a claim.

17.	Fraud

None of the limitations on the liability of the Seller set out in this Schedule 6 shall apply to any claim against the Seller to the extent that the liability of the Seller in respect of that claim arises from fraud or wilful concealment on the part of the Seller.

18.	Disapplication

None of the limitations on the liability of the Seller set out paragraphs 5, 6, 7, 9 or 12 of this Schedule 6 shall apply to any claim under the Fundamental Warranties.

Execution

EXECUTED as a DEED by
SCANSOURCE EUROPE C.V.
represented by its general partner 4100 QUEST, LLC	/s/ Gerald Lyons III
represented by its sole member SCANSOURCE, INC. acting by GERALD LYONS III	Authorised signatory

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EXECUTED as a DEED by	/s/ Matthew Magan
SSE SERVICES HOLDINGS, LLC	Managing Member and Authorised signatory
acting by Matthew Magan

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